Filed Pursuant to Rule 424(b)(5)
Registration No. 333-237201

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $.0001 par value per share	5,750,000	$67.00	$385,250,000	$42,030.78

(1)	Includes shares of Common Stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of Common Stock.
(2)

The registration fee is calculated and being paid pursuant to Rule 457(r) under the Securities Act of 1933, as amended, and related to the Registration Statement on Form S-3 (File No. 333-237201) filed by the Registrant on March 16, 2020.

5,000,000 Shares

Renewable Energy Group, Inc.

Common Stock

We are offering 5,000,000 shares of our common stock.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “REGI.” The last reported sale price of our common stock on The Nasdaq Global Select Market on March 16, 2021, was $75.10 per share.

The underwriters have an option to purchase, exercisable within 30 days from the date of this prospectus supplement, up to an additional 750,000 shares of our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Us
Per share	$67.00	$3.35	$63.65
Total	$335,000,000	$16,750,000	$318,250,000

(1)	See “Underwriting” beginning on page S-51 of this prospectus supplement for additional disclosure regarding underwriting discounts and commissions and estimated offering expenses.

Delivery of the shares of common stock will be made on or about March 19, 2021.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	BofA Securities	Guggenheim Securities

Co-Managers

Piper Sandler	Roth Capital Partners

The date of this Prospectus Supplement is March 16, 2021

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference, on the other hand, the information in this prospectus supplement shall control. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should read both this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under “Where You Can Find More Information” in this prospectus supplement and in the accompanying prospectus, together with any free writing prospectus we have authorized for use, before investing in shares of our common stock.

References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our,” “the Company” or “REG” or other similar terms mean Renewable Energy Group, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

This prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus we have authorized for use in connection with this offering include trademarks, service marks and trade names owned by us or others. Renewable Energy Group, Inc., REG, the REG logo and BioHeat referenced in this prospectus supplement and the accompanying prospectus are our trademarks or service marks or registered trademarks or service marks. All other trademarks, trade names and service marks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

S-ii

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated herein by reference, and any free writing prospectus we have authorized for use in connection with this offering, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this prospectus supplement, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and other factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering. In light of these risks, uncertainties and other factors, the forward-looking events and circumstances discussed in this prospectus supplement may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Potential investors are urged to consider these risks, uncertainties, and other factors carefully in evaluating the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•

our business plans and strategies, including, but not limited to, our downstream objectives and undertakings, and the proposed capacity expansion of our Geismar, Louisiana biorefinery, including financing such expansion;

•	our financial performance, including expectations regarding revenues, cost of revenues and operating expenses;

•

changes in governmental programs, policymaking and requirements or encouraged use of biofuels, including RFS2 in the United States, renewable fuel policies in Canada and Europe, and state level programs such as California’s Low Carbon Fuel Standard;

•	our security repurchase programs and our marketable securities;

•	the availability, future price and volatility of feedstocks and other inputs;

•	the expansion of our distribution network and transportation costs;

•	the future price and volatility of petroleum;

•	our liquidity and working capital requirements;

•	our leasing practices;

•	anticipated trends and challenges in our business and competition in the markets in which we operate;

•	our ability to successfully implement our acquisition strategy and integration strategy;

•	our ability to protect proprietary technology and trade secrets;

•	our risk management activities;

•	the industry’s capacity, production and imports;

•	product performance, in cold weather or otherwise;

•	seasonal fluctuations in our business;

•	our current products as well as products we are developing;

•	our ability to retain and recruit key personnel;

S-iii

•

our current and future indebtedness and our compliance, or failure to comply, with restrictive and financial covenants in our various debt agreements and any additional indebtedness required for the proposed capacity expansion of our Geismar, Louisiana biorefinery;

•

critical accounting policies and estimates, the impact or anticipated impact of recent accounting pronouncements, guidance or changes in accounting principles and future recognition of impairments for the fair value of assets, including goodwill, financial instruments, intangible assets and other assets acquired;

•	operating risks and the impact of disruptions to our business including, but not limited to, closures at our plant located in Geismar, Louisiana and the COVID-19 pandemic; and

•	assumptions underlying or relating to any of the foregoing.

Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus, any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering speaks only as of the date on which it was made. Except as required under the federal securities laws and rules and regulations of the SEC, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You are advised, however, to review any additional disclosures we make on related subjects in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus also contain statistical data and estimates, including those relating to market size and growth rates of the markets in which we participate, that we obtained from government and industry publications. These publications typically indicate that they have obtained their information from sources they believe to be reliable, but do not guarantee the accuracy and completeness of their information. You are cautioned not to give undue weight to those data and estimates. Projections, assumptions and estimates of future performance are necessarily subject to risks and uncertainties that could cause actual results to differ materially.

S-iv

SUMMARY

This summary highlights selected information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read carefully and in their entirety this entire prospectus supplement and the accompanying prospectus, including the section in this prospectus supplement entitled “Risk Factors,” and the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and accompanying notes incorporated by reference in this prospectus supplement and the accompanying prospectus

Our Business

We focus on providing cleaner, lower carbon transportation fuels. We are North America’s largest producer of advanced biofuels. We utilize a nationwide production, distribution and logistics system as part of an integrated value chain model designed to convert natural fats, oils and greases into advanced biofuels. During 2020, we sold 651 million total gallons of fuel (including biofuel and petroleum fuel purchased from third parties for resale) and generated revenues of $2 billion. We believe our fully integrated approach, which includes acquiring feedstock, operating biorefineries, distributing fuel through a network of terminals, and managing biorefinery facility construction and upgrades, positions us to serve the growing market for cleaner transportation fuels.

In addition to our acquisition of Keck Energy in September 2018, we opened our first REG branded fueling station in July 2019 adjacent to our biorefinery in Seneca, Illinois to serve a variety of customers from trucking fleets to local diesel vehicle owners. In June 2020, we entered into an agreement with a third party pursuant to which it agreed to exclusively sell REG branded fuels at certain of its cardlock locations. These are the initial parts of our downstream strategy, which is focused on three important objectives: margin expansion across the value chain, including by directing production to the most profitable geographies; realization of higher biodiesel values through blends of biodiesel into petroleum and renewable diesel; and increased demand for our biodiesel via sales of B100 to end consumers.

In October 2020, we announced that, following an internal review and site selection process, we plan to expand the effective capacity of our Geismar, Louisiana biorefinery by 250 million gallons annually to approximately 340 million gallons per year. We currently expect construction to begin in mid to late 2021 with a target mechanical completion date in late 2023. We currently estimate our capital expenditures in connection with the expansion project will be at least $825 million. We currently expect to fund these capital expenditures with a combination of cash on hand, marketable securities, borrowings under our credit facilities, offerings of equity and debt, including the net proceeds from this offering, or from other sources. There can be no guarantee that we will be able to obtain the necessary capital in a timely manner or on terms acceptable to us or increase the capacity of our biorefinery at Geismar, Louisiana on time, at our estimated budget, or at all. The expansion is subject to a number of conditions and risks.

We believe that the execution of these strategies will enable us to expand our margins, diversify sources of profitability, manage our business through varying market conditions, and increase stockholder value.

We own and operate a network of 12 biorefineries. Ten biorefineries are located in the United States and two in Germany. Eleven biorefineries produce biodiesel and one produces renewable diesel. Our twelve biomass-based diesel production facilities have an aggregate nameplate production capacity of 505 million gallons per year, or mmgy. In August 2019, we closed our New Boston, Texas biorefinery, which had a nameplate capacity of 15 mmgy.

We are a lower carbon biomass-based diesel producer. We primarily produce our biomass-based diesel from a wide variety of low carbon feedstocks, including distillers corn oil, used cooking oil and inedible animal fat. We also produce biomass-based diesel from virgin vegetable oils, such as soybean oil or canola oil, which tend to be higher in price. We believe our ability to process a wide variety of feedstocks at most of our facilities provides us with a cost advantage over many biomass-based diesel producers, particularly those that rely primarily on higher cost virgin vegetable oils.

We also sell petroleum-based heating oil and diesel fuel, which enables us to offer a variety of fuel products to a broader customer base. We sell heating oil and ultra-low sulfur diesel, or ULSD, at terminals throughout the northeastern United States, as well as BioHeat blended heating fuel at one of these terminal locations. In 2018, we expanded our sales of biofuel blends to Midwest and West Coast terminal locations and look to potentially expand in other areas across North America and internationally.

The table below reflects our gallons sold during the years ended December 31, 2020 and 2019 (totals may not foot due to rounding).

	Gallons sold (millions)
	Year ended December 31, 2020	Year ended December 31, 2019
REG-produced biomass-based diesel:
Biodiesel—United States	375.2	365.3
Biodiesel—International	50.1	45.5
Renewable diesel	76.4	77.5

	501.7	488.3
Third party biomass-based diesel:
Biodiesel	20.9	36.0
Renewable diesel	39.8	39.2

	60.7	75.2
Petroleum-based diesel	88.1	136.9

Total	650.5	700.3

Our businesses are organized into two reportable segments—the Biomass-based Diesel segment and the Services segment.

Biomass-based Diesel Segment

Our Biomass-based Diesel segment includes:

•	the operations of the biomass-based diesel production refineries;

•

purchases and resales of biomass-based diesel, sales of biodiesel and renewable diesel blended with petroleum-based diesel, RINs and LCFS (as defined below) credits, and raw material feedstocks acquired from third parties;

•	sales of biomass-based diesel produced under toll manufacturing arrangements with third party facilities using our feedstocks; and

•	incentives received from federal and state programs for renewable fuels.

We derive a small portion of our revenues from the sale of co-products of the biomass-based diesel production process. In 2020 and 2019, our revenues from the sale of co-products were less than five percent of our total Biomass-based diesel segment revenues. During 2020 and 2019, revenues from the sale of petroleum-based heating oil and diesel fuel acquired from third parties, along with the sale of these items further blended with biodiesel produced by our facilities or purchased from third parties, were approximately 5% and 10% of our total revenues, respectively.

In accordance with the U.S. Environmental Protection Agency (the “EPA”) regulations, we generate 1.5 to 1.7 RINS, for each gallon of biomass-based diesel we produce. RINs are used to track compliance with the RFS2, using the EPA moderated transaction system, or EMTS. RFS2 allows us to attach between zero and 2.5 RINs to any gallon of biomass-based diesel we sell. When we attach RINs to a sale of biomass-based diesel gallons, a portion of our selling price for a gallon of biomass-based diesel is generally attributable to RFS2 compliance, but no cost is allocated to the RINs generated by our biomass-based diesel production because RINs are a form of government incentive and not a result of the physical attributes of the biomass-based diesel production. In addition, RINs, once obtained through the production and sale of gallons of biomass-based diesel, may be separated by the acquirer and sold separately. We regularly obtain RINs from third parties for resale, and the value of these RINs is reflected in “Prepaid expenses and other assets” on our Consolidated Balance Sheet. At each balance sheet date, this RIN inventory is valued at the lower of cost or net realizable value and resulting adjustments are reflected in our cost of goods sold for the period. The cost of RINs obtained from third parties is determined using the average cost method. Because we do not allocate costs to RINs generated by our biomass-based diesel production, fluctuations in the value of our RIN inventory represent fluctuations in the value of RINs we have obtained from third parties. The value of RINs significantly decreased during the first quarter of 2019 and remained relatively low through the first half of 2020, which we believe was influenced by a record level of Small Refiner Exemptions (“SREs”) from RIN compliance requirements for 2016, 2017, and 2018. The prices of RINs started to move up in the second half of 2020 in part due to the 10th Circuit Court of Appeals ruling invalidating the process the EPA had been using to grant SREs.

The table below summarizes our RINs balances available to be sold and the median closing price per RIN at December 31, 2020 and 2019 according to OPIS:

	Quantity		OPIS Median Closing Price per RIN
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Biomass-based diesel RINs	3,962,710	7,196,022	$1.02	$0.40
Advanced biofuels RINs	817,464	2,008,689	$1.02	$0.40

We generate LCFS credits for our low carbon fuels when our qualified low carbon fuels are imported into states that have adopted an LCFS program and sold for qualifying purposes. As a result, a portion of the selling price for a gallon of biomass-based diesel sold into an LCFS market is also attributable to LCFS compliance. Like RINs, LCFS credits that we generate are a form of government incentive and not a result of the physical attributes of the biomass-based diesel production. Therefore, no cost is allocated to an LCFS credit when it is generated, regardless of whether the LCFS credit is transferred with the biomass-based diesel produced or held by us. LCFS prices increased throughout 2019 and were near all-time high prices at the end of 2019. In 2020 prices remained high relative to historic prices throughout the year, only declining for short periods of time. We believe these high prices were largely attributable to growing demand for LCFS credits.

The below table summarizes the approximate amounts of our LCFS credits available to be sold and the median closing price per LCFS credit at December 31, 2020 and 2019 according to OPIS:

	Quantity		OPIS Median Closing Price per RIN
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
California LCFS	2,618	2,366	$199.00	$205.50
Oregon LCFS	8,967	4,073	$123.00	$152.50

Services Segment

Our Services segment, which primarily provides services to our Biomass-based Diesel Segment, includes:

•	biomass-based diesel facility management and operational services, whereby we provide day-to-day management and operational services to biomass-based diesel production facilities; and

•	construction management services, whereby we act as the construction management and general contractor for the upgrade or construction of biomass-based diesel production facilities.

Corporate and Other Segment

Our Corporate and Other segment includes:

•	trading activities related to petroleum-based heating oil and diesel fuel;

•	corporate activities, which consist of corporate office expenses such as compensation, benefits, occupancy and other administrative costs, including management service expenses; and

•	income/(expense) activities not associated with the reportable segments, such as corporate general and administrative expenses and shared service expense.

Impact of COVID-19 on Our Business

In March 2020, the World Health Organization declared COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets.

In response to the outbreak and business disruption, we have prioritized the health and safety of our employees. We have established a COVID-19 Emergency Response Team (“ERT”) to monitor the health of our employees and mitigate the infection risk of our employees. Based on input from the ERT, we have implemented several initiatives in response to the COVID-19 pandemic, such as a remote workplace requirement for all office and administrative employees, social distancing protocols for our production employees and any visitors to our facilities, additional paid time off for employees as needed in order to deal with health or family issues related to COVID-19, and a temporary ban on discretionary business travel.

To date, biodiesel and renewable diesel have been confirmed as essential businesses and have continued to operate throughout the pandemic. As more states, counties and schools have been re-opening and with the distribution of COVID-19 vaccines, we do not anticipate having to curtail or cease our operations in the foreseeable future.

The demand for fuels has been significantly impacted by COVID-19, but is expected to recover in 2021.

Based on information available as of the date of this prospectus supplement, we expect the COVID-19 pandemic to have the following impacts on our revenues and margins in 2021:

•	Although more states and counties continue to re-open and distribute vaccinations for COVID-19, the significant decline in demand for fuels is expected to continue;

•

The supply-side shock from oil production increases coupled with the demand-side impact of the COVID-19 pandemic drove oil prices to historic lows and raised uncertainty for the direction of energy prices in the near-future;

•

We expect a significant reduction in the supply of low carbon feedstocks and corresponding higher prices, particularly corn oil and used cooking oil, due to significant market disruptions related to COVID-19; and

•	We anticipate the price of RINs and the value of LCFS credits to experience pressure and volatility as the demand for fuel continues to decrease during the imposition of containment measures.

The extent of the impact of the COVID-19 pandemic on our business is highly uncertain and difficult to predict, as the duration and severity of the pandemic evolves. At this point, we cannot reasonably estimate the duration and severity of the COVID-19 pandemic, or its overall impact on our business. We continue to monitor the impact of COVID-19 pandemic and will adjust our operations, as necessary. We believe our cash on hand, our investments in short-term marketable securities and the cash available to us under our lines of credit will allow us to manage the anticipated impact of COVID-19 on our business operations for the foreseeable future. We do not currently plan or anticipate any changes to our workforce due to COVID-19.

For a further discussion of the uncertainties and business risks associated with the COVID-19 pandemic, see “Risk Factors.”

Management Update

As previously disclosed, we appointed an interim Chief Financial Officer in connection with the December 2020 changes to the organizational construct of our senior leadership team. Our search for a permanent Chief Financial Officer is ongoing.

Risk Factor Summary

Our business is subject to numerous risks and uncertainties that could affect our ability to successfully implement our business strategy and affect our financial results. You should carefully consider all of the information in this prospectus supplement and, in particular, the following principal risks and all of the other specific factors described under “Risk Factors,” before deciding whether to invest in us.

•

The Renewable Fuel Standard Program, a federal law requiring the consumption of qualifying biofuels, could be repealed, curtailed or otherwise changed, which would have a material adverse effect on our revenues, operating margins and financial condition.

•	Loss of or reductions in federal and state government tax incentives for biomass-based diesel production or consumption may have a material adverse effect on our revenues and operating margins.

•

We derive a significant portion of our revenues from sales of our renewable fuel in the State of California primarily as a result of California’s Low Carbon Fuel Standard, or LCFS; adverse changes in this law or reductions in the value of LCFS credits would harm our revenues and profits.

•

We derive a significant portion of our revenues from sales of our renewable fuel in Canada and Europe; adverse changes in the programs requiring the use of renewable and lower carbon fuels or reductions in the value of credits would harm our revenues and profits.

•	The COVID-19 pandemic may adversely impact our business.

•

We derive a substantial portion of our profitability from the production of renewable diesel at our plant in Geismar, Louisiana and any interruption in our operations would have a material adverse effect on operations and financial conditions.

•

Our planned capacity expansion at our Geismar, Louisiana facility will require significant capital expenditures and there is no guarantee that the project will be completed on time or on budget, which could have a negative effect on revenues and operations.

•

Increased industry-wide production of biodiesel due to potential utilization of existing excess production capacity, announced renewable diesel plant expansions and potential co-processing of renewable diesel by petroleum refiners, could reduce prices for our fuel and increase costs of feedstocks, which would seriously harm our revenues and operations.

•	Our gross margins are dependent on the spread between biomass-based diesel prices and feedstock costs, each of which are volatile and can cause our results of operations to fluctuate substantially,

•	Risk management transactions could significantly increase our operating costs and may not be effective.

•	One customer accounted for a meaningful percentage of revenues and a loss of this customer could have an adverse impact on our total revenues.

•	Our facilities and our customers’ facilities are subject to risks associated with fire, explosions, leaks, and natural disasters, which may disrupt our business and increase costs and liabilities.

•

In addition to biodiesel and renewable diesel, we store and transport petroleum-based motor fuels. The dangers inherent in the storage and transportation of fuels could cause disruptions in our operations and could expose us to potentially significant losses, costs or liabilities.

•	Our insurance may not protect us against our business and operating risks.

•	We operate in a highly competitive industry and expect that competition in our industry will increase.

•	We are dependent upon one supplier to provide hydrogen necessary to execute our renewable diesel production process and the loss of this supplier could disrupt our production process.

•	Technological advances and changes in production methods in the biomass-based diesel industry could render our plants obsolete and adversely affect our ability to compete.

•

Our intellectual property is integral to our business. If we are unable to protect our intellectual property, or others assert that our operations violate their intellectual property, our business could be adversely affected.

•	Increases in transportation costs or disruptions in transportation services could have a material adverse effect on our business.

•	We are dependent upon our key management personnel and other personnel, and the loss of these personnel could adversely affect our business and results of operations.

•	We may encounter difficulties in integrating the businesses we acquire, including our international businesses where we have limited operating history.

•	We incur significant expenses to maintain and upgrade our operating equipment and plants, and any interruption in the operating of our facilities may harm our operating performance.

•

Growth in the use, sale and distribution of biodiesel is dependent on the expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure limitations or disruptions.

•	Our business is subject to seasonal changes based on regulatory factors and weather conditions and this seasonality could cause our revenues and operating results to fluctuate.

•

Failure to comply with governmental regulations, including EPA requirements relating to RFS2 or new laws designed to deal with climate change, could result in the imposition of higher costs, penalties, fines, or restrictions on our operations and remedial liabilities.

•

Renewable diesel fuel is superior to biodiesel in certain respects and if renewable diesel production capacity increases to a sufficient extent, it could largely supplant biodiesel; we may not be successful in expanding our renewable diesel production capacity.

•	Nitrogen oxide emissions from biodiesel may harm its appeal as a renewable fuel and increase costs.

•

We and certain subsidiaries have indebtedness, which subjects us to potential defaults, that could adversely affect our ability to raise additional capital to fund our operations and limits our ability to react to changes in the economy or the biomass-based diesel industry.

•	We may still incur significant additional indebtedness that could increase the risks associated with our indebtedness.

•

We may not have the ability to raise the funds necessary to settle conversion of our convertible notes in cash or to repurchase the convertible notes for cash upon a fundamental change or on a repurchase date, and our future debt may contain limitations on our ability to repurchase the convertible notes.

•	Certain provisions in the indenture governing the 2036 Convertible Senior Notes could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

•	We are a holding company and there are limitations on our ability to receive dividends and distributions from our subsidiaries.

•	Our debt agreements impose significant operating and financial restrictions on our subsidiaries, which may prevent us from capitalizing on business opportunities.

•	The market price for our common stock may be volatile.

•	We may issue additional common stock as consideration for future investments or acquisitions.

•

If we fail to maintain effective internal control over our financial reporting and financial forecasting, we may not be able to report our financial results accurately, provide accurate financial guidance or prevent fraud, and if we fail to maintain effective internal governance and conduct policies, such as our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Trading by Insiders Policy, or if our employees fail to adhere to such policies, we may be unable to maintain a proper control environment. If any of these failures occur, our business could be harmed, our stockholders could lose confidence in our financial reporting and financial guidance or our business integrity and we could suffer negative regulatory scrutiny or media attention, which could negatively impact the value of our stock.

•	Delaware law and our certificate of incorporation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Company Information

Our principal executive offices are located at 416 South Bell Avenue, Ames, Iowa 50010, our telephone number is (515) 239-8000 and our web site is www.regi.com. The information contained on, or that can be accessed through, our web site is not part of or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus we have authorized for use in connection with this offering.

THE OFFERING

Issuer	Renewable Energy Group, Inc., a Delaware corporation.

Common stock offered by us	5,000,000 shares

Common stock to be outstanding after this offering	44,334,839 shares (45,084,839 shares if the underwriters exercise their option to purchase additional shares in full)

Option to purchase additional shares	We expect to grant the underwriters a 30-day option to purchase up to 750,000 additional shares

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $317.8 million (or $365.5 million if the underwriters exercise their option to purchase additional shares in full), after deducting the underwriting discounts and commissions and estimated offering expenses we expect to pay.

We currently intend to use the net proceeds of this offering for working capital and other general corporate purposes, which may include the repayment of our existing indebtedness and the funding of capital expenditures, including capital expenditures related to the expansion of our Geismar, Louisiana biorefinery. We may also use a portion of the net proceeds from this offering to finance potential strategic transactions, although we currently have no binding commitments or agreements to complete any such transaction. See “Use of Proceeds.”

Risk factors	See “Risk Factors” on page S-11 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Symbol on The Nasdaq Global Select Market	“REGI.”

The number of shares of common stock that will be outstanding after this offering is based on 39,334,839 shares outstanding as of December 31, 2020, and excludes the following, in each case as of December 31, 2020:

•	747,883 shares of common stock issuable upon vesting of restricted stock units;

•	294,169 shares of common stock issuable upon vesting of performance restricted stock units;

•	681,462 shares of common stock issuable upon vesting of stock appreciation rights;

•	2,266,492 shares of common stock reserved for issuance pursuant to future equity awards under our Amended and Restated 2009 Stock Incentive Plan; and

•	5,533,084 shares of common stock issuable upon conversion of our 4.00% convertible senior notes due 2036.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary consolidated historical financial data. The data as of and for the fiscal years ended December 31, 2018, 2019 and 2020 have been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Historical results should not be taken as necessarily indicative of the results that may be expected for any future period. You should read this summary consolidated historical financial data in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Year ended December 31,
	2018	2019	2020
	(in thousands)
Consolidated Statement of Operation Data:
Revenues
Biomass-based diesel sales	$2,013,211	$1,973,361	$1,830,439
Biomass-based diesel government incentives	352,981	650,215	305,302

	2,366,192	2,623,576	2,135,741
Other revenues	2,286	1,640	1,407

	2,368,478	2,625,216	2,137,148
Costs of goods sold	1,962,996	2,111,324	1,868,794

Gross profit	405,482	513,892	268,354
Selling, general, and administrative expenses	106,739	118,209	119,302
Gain on disposal of property, plant and equipment	—	—	(205)
Impairment of property, plant, and equipment	879	12,208	22,404

Income from operations	297,864	383,475	126,853
Other income (expense), net:
Change in fair value of contingent consideration	(1,117)	(566)	—
Gain on debt extinguishment	6,297	488	1,809
Gain on involuntary conversion	4,457	—	—
Gain on lease termination	—	—	4,459
Other income	5,023	1,763	3,532
Interest expense	(18,183)	(13,235)	(7,911)

	(3,523)	(11,550)	1,889

Income from continuing operations before income taxes	294,341	371,925	128,742
Income tax benefit (expense)	(5,871)	570	(5,929)

Net income from continuing operations	288,470	372,495	122,813

Net loss on discontinued operations	(11,312)	(9,667)	—

Net income	$277,158	$362,828	$122,813
Less-effect of participating share-based awards on continuing operations	(7,434)	(8,238)	(2,398)

Net income from continuing operations available to common stockholders	$281,036	$364,257	$120,415

Net loss from discontinued operations available to common stockholders	$(11,312)	$(9,667)	$—

	Year ended December 31,
	2018	2019	2020
	(in thousands)
Basic net income (loss) per share available to common stockholders
Continuing operations	$7.46	$9.51	$3.07
Discontinued operations	$(0.30)	$(0.25)	$—

Net income per share	$7.16	$9.27	$3.07

Diluted net income (loss) per share available to common stockholders:
Continuing operations	$6.44	$8.61	$2.76
Discontinued operations	$(0.30)	$(0.25)	$—

Net income per share	$6.19	$8.38	$2.76

Weighted-average shares used to compute basic net income (loss) per share available to common stockholders:
Basic	37,687,552	38,288,610	39,199,687

Weighted-average shares used to compute diluted net income (loss) per share available to common stockholders:
Continuing operations	43,653,720	42,320,980	43,686,989

Discontinued operations	37,687,552	38,288,610	43,686,989

Net income	43,653,720	42,320,980	43,686,989

	Year ended December 31,
	2018	2019	2020
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$123,575	$50,436	$84,441
Total assets	1,107,096	1,785,349	1,461,398
Total liabilities	357,001	685,837	287,443
Total equity	750,095	1,099,512	1,173,955

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks described below, as well as the other information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering, before deciding to invest in our common stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business and operations.

Risks Related to Renewable Fuel and Low Carbon Fuel Incentives

The Renewable Fuel Standard Program, a Federal law requiring the consumption of qualifying biofuels, could be repealed, curtailed or otherwise changed, which would have a material adverse effect on our revenues, operating margins and financial condition.

We and other participants in the biomass-based diesel industry rely on governmental programs requiring or incentivizing the consumption of biofuels. Biomass-based diesel has historically been more expensive to produce than petroleum-based diesel fuel and these governmental programs support a market for biomass-based diesel that might not otherwise exist.

One of the most important of these programs is the RFS2, a federal law that requires that transportation fuels in the United States contain a minimum amount of renewable fuel. This program is administered by the U.S. EPA. The EPA’s authority includes setting annual minimum aggregate levels of consumption in four renewable fuel categories, including the two primary categories in which our fuel competes (biomass-based diesel and advanced biofuel). The parties obligated to comply with these required volumes under the RES2 program, referred to as the renewable volume obligation (“RVO”), are petroleum refiners and petroleum fuel importers.

The petroleum industry is strongly opposed to the RFS2 and can be expected to continue to press for changes both in the RFS2 itself and in the way that it is administered by the EPA. One key point of contention is the rate of growth in the annual RVO. The RVO for biomass-based diesel was set at steadily rising levels beginning at 1.00 billion gallons in 2012 and increasing to 2.00 billion gallons in 2017. However, growth in the RVO for biomass-based diesel was constrained from 2017 through 2019, as the biomass-based diesel RVO increased by only 100,000 gallons from 2.00 billion to 2.10 billion gallons while the advanced biofuel RVO increased from 4.28 billion gallons to 4.92 billion gallons. For 2020 and 2021, the EPA set the biomass-based diesel RVO at 2.43 billion gallons. The 2020 advanced biofuel RVO has been set at 5.04 billion gallons which represents zero growth in the advanced biofuels category after taking into account the increase in the cellulosic volumes. We believe that growth in the annual RVOs strongly influences our ability to grow our business and supports the price of our fuel through the RINs. The EPA’s future decisions regarding the RVO will significantly influence our revenues and profit margins.

The RFS2 also grants to the EPA authority to waive a qualifying refiner’s obligation to comply with RFS2, through a small refinery exemption (“SRE”), based on a determination that the program is causing severe economic harm to that refinery. SREs can significantly harm demand for biomass-based diesel and the value of RINs. In December 2019, the EPA issued a ruling on the reallocation of the required volumes under RFS2 in an attempt to offset the effect of the SREs. The ruling detailed the intent to redistribute the exempt volumes granted through the SRE to non-exempt Obligated Parties (as defined herein). This redistribution will be calculated on a three-year rolling average, based on the U.S. Department of Energy (“DoE”) recommended relief. The EPA has consistently granted more relief through small refinery waivers than recommended by the DoE.

The table below summarizes the small refinery waiver petitions requested, granted, denied or pending and the impacted volumes as of February 18, 2021, according to the EPA’s website:

	2020	2019	2018	2017	2016	2015
Petitions received	16	32	44	37	29	28
Petitions granted	—	2	32	35	19	7
Petitions denied or withdrawn	—	—	9	1	8	18
Petitions pending	16	30	3	1	2	3
Estimated volume of fuel exempted (million gallons)	—	—	13,420	17,050	7,841	3,070
Estimated Advanced Biofuel RVO Exempted (million RINs)	—	—	318	404	157	49
Estimated Advanced Biofuel RVO Exempted (% of Advanced biofuels RVOs)	—%	—%	7.4%	9.4%	4.3%	1.7%

We believe that the increase in small refinery waivers granted in 2018 for the 2016 and 2017 RVO years and in 2019 for the 2018 RVO year significantly affected the demand and price of RINs as the average price of D4 (Biomass-based diesel classification) RINs fell from $0.57 to $0.40 during 2019 according to OPIS data. If the EPA continues this practice, it will harm demand and price of RINs and thus our profitability.

Subsequent to the EPA’s December 2019 ruling, in January 2020, the 10th Circuit Court of Appeals issued a ruling invalidating the process the EPA had been using to grant SREs. The EPA also denied 54 retroactive waivers filed for periods 2011-2018. There are 14 remaining waivers that are still to be decided on by the EPA. We believe these actions have increased RIN values. In January 2021, the Supreme Court of the United States agreed to review the 10th Circuit Court’s ruling on the SRE matter. There is no certainty of the outcome of the review at this time. The EPA could change their procedures to permit more SREs and that has the potential to cause further harm to RIN values.

The COVID-19 pandemic and measures to address the pandemic have severely affected demand for gasoline and diesel, reducing demand for 2020 RINs for RFS compliance. RVO compliance obligations are based on the volume of sales of gasoline and diesel of a party that is subject to RFS2’s volume requirements, or an Obligated Party. As those volumes decrease, there is a corresponding decrease in the volume of RINs required for RFS compliance. As such, if the effects of COVID-19 on fuel demand continue throughout 2021, we expect that demand for the RINs we produce will decrease and for those RINs to have lower values, which would harm our profitability.

Several Governors have petitioned the EPA to use its general waiver authority to reduce the 2020 RVO in response to COVID-19 economic disruptions. Should the EPA use its general wavier authority to reduce RVO requirements, we expect that this would harm demand for and the value of biomass-based diesel and RINs, which would harm our revenues and earnings.

As of the date of this preliminary prospectus, the EPA has not issued the 2021 RVO. This was to be issued in 2020 and it is uncertain when the EPA will issue the RVO and at what level the 2021 RVO will be.

The U.S. Congress could repeal, curtail or otherwise change the RFS2 program in a manner adverse to us. Similarly, the EPA could curtail or otherwise change its administration of the RFS2 program in a manner adverse to us, including by not increasing or even decreasing the RVO, by waiving compliance with the RVO or otherwise. In addition, while Congress specified RFS2 volume requirements through 2022 (subject to adjustment in the rulemaking process), beginning in 2023 required volumes of renewable fuel will be largely at the discretion of the EPA (in coordination with the Secretary of Energy and Secretary of Agriculture). We cannot predict what changes, if any, will be instituted or the impact of any changes on our business, although adverse changes could seriously harm our revenues, earnings and financial condition.

Loss of or reductions in federal and state government tax incentives for biomass-based diesel production or consumption may have a material adverse effect on our revenues and operating margins.

Federal and state tax incentives have assisted the biomass-based diesel industry by making the price of biomass-based diesel more cost competitive with the price of petroleum-based diesel fuel to the end user.

Federal Tax Incentives

The most significant tax incentive program has been the federal biodiesel mixture excise tax credit, referred to as the Biodiesel Tax Credit (“BTC”). Under the BTC, the first person to blend pure biomass-based diesel with petroleum-based diesel fuel receives a $1.00-per-gallon refundable tax credit.

The BTC was established on January 1, 2005 and has lapsed and been reinstated retroactively and prospectively several times. Most recently in December 2019, the BTC was retroactively reinstated for 2018 and 2019 and is in effect from January 2020 through December 2022. Unlike the RFS2 program, the BTC has a direct effect on federal government spending and changes in federal budget policy could result in its elimination or in changes to its terms that are less beneficial to us. We cannot predict what action, if any, Congress may take with respect to the BTC after 2022. There is no assurance that the BTC will be reinstated, that it will be reinstated on the same terms or, if reinstated, that its application will be retroactive, prospective or both. Any adverse changes in the BTC can be expected to harm our results of operations and financial condition.

State Tax Incentives

Several states have enacted tax incentives for the use of biodiesel. For example, Illinois has a generally applicable 6.25% sales tax, but offers an exemption from this tax for a blend of fuel that consists of greater than 10% biodiesel. In Iowa, for 2018 through 2024, retailers earn $0.035 per gallon for 5%-10% biodiesel blends and $0.055 per gallon for 11% and above blends. Iowa also has a biomass-based diesel production incentive that provides $0.02 per gallon of production capped at the first 25 million gallons per production plant. The biodiesel and renewable diesel (“RD”) portion of fuel blends are exempt from Texas state excise tax, which results in a $0.20 per gallon incentive. Minnesota law requires a 5% biodiesel blend except during the summer months when a 20% biodiesel blend is required. State budget or other considerations could cause the modification or elimination of tax incentive programs. Both Illinois and Iowa have pending legislation that proposes modifying existing incentives and adding usage requirements. The curtailment or elimination of such incentives could materially and adversely affect our revenues and profitability.

We derive a significant portion of our revenues from sales of our renewable fuel in the State of California primarily as a result of California’s Low Carbon Fuel Standard (“LCFS”); adverse changes in this law or reductions in the value of LCFS credits would harm our revenues and profits.

We estimate that our revenues from the sale of renewable fuel in California and from sales of credits received under LCFS were approximately $380.8 million in 2020. The LCFS is designed to reduce greenhouse gas (“GHG”) emissions associated with transportation fuels used in California by ensuring that the total amount of fuel consumed meets declining targets for such emissions. The regulation quantifies lifecycle GHG emissions by assigning a “carbon intensity” (“CI”) score to each transportation fuel based on that fuel’s lifecycle assessment. Each petroleum fuel provider, generally the fuel’s producer or importer is required to ensure that the overall CI score for its fuel pool meets the annual carbon intensity target for a given year. This obligation is tracked through credits and deficits and credits can be traded. We receive LCFS credits when we sell qualified fuels in California. As a result of the trading price of LCFS credits, California has become a desirable market in which to sell our biomass-based diesel and an increasing percentage of our revenue and profit is related to sales to California and LCFS credit values. In 2020, LCFS credit prices ranged from a high of $218 per credit in February to a low of $168 per credit in March. If the value of LCFS credits were to materially decrease as a result of over-supply, as a result of reduced demand for our fuels, or for other reasons including the continued impact of the COVID-19 pandemic, if the fuel produced is deemed not to qualify for LCFS credits; or if the LCFS or the manner in which it is administered or applied were otherwise changed in a manner adverse to us, our revenues and profits could be seriously harmed.

We derive a significant portion of our revenues from sales of our renewable fuel in Canada and Europe; adverse changes in the programs requiring the use of renewable and lower carbon fuels or reductions in the value of credits would harm our revenues and profits.

We estimate that our revenues from the sale of renewable fuels in Canada and Europe were approximately $461.5 million in 2020. Canadian provinces and certain European countries have policies designed to increase the renewable content in transportation fuels and/or reduce GHG emissions associated with such fuels. As a result of these policies, these markets have become increasingly important markets into which we sell our biomass-based diesel and an increasing percentage of our revenue and profit is related to sales into these markets. If the value of biomass-based diesel in these markets were to materially decrease, as a result of reduced demand or increased supply by competitors, or for other reasons including the impact of the COVID-19 pandemic, if the fuel we produce is deemed not to qualify for compliance in those markets or those policies are otherwise changed in a manner adverse to us, our revenues and profits could be seriously harmed.

Risks Related to our Business Operations and the Markets in which We Operate

The COVID-19 pandemic may adversely impact our business.

The COVID-19 pandemic has negatively impacted the global economy. While we did not incur significant, unmanageable operational or financial disruptions during the year ended December 31, 2020 from the COVID-19 pandemic and measures to address the pandemic, the extent to which the COVID-19 pandemic may adversely impact our business depends on future developments, which are highly unpredictable.

We cannot predict the degree to, or the time period over, which our sales and operations will be affected by this outbreak, and the effects could be material. The impacts include, but are not limited to:

•	a significant decline in demand for our products due to market disruptions, resulting in a decline in sales and prices;

•	limitations of feedstocks, price volatility, or disruptions to our suppliers’ operations;

•	the complete or partial closure of one or more of our manufacturing facilities;

•	the interruption of our distribution system, or temporary or long-term disruption in our supply chains, or delays in the delivery of our product;

•	suspension of renewable fuel and/or low carbon fuel policies;

•

limitations on our ability to operate our business as a result of federal, state or local regulations, including any changes to the designation of our business as “essential” by the US Department of Homeland Security;

•	decreases in the demand for and price of RINs and LCFS credits as a result of reduced demand for petroleum-based gasoline and diesel fuel; and

•

our management of the impact of COVID-19 has and will continue to require significant investment of time and may cause the Company to divert or delay the application of its resources toward other or new initiatives or investments, which may cause a material adverse impact on the results of operations.

The extent of the impact of the COVID-19 pandemic on our business, including our planned capacity expansion at our Geismar, Louisiana facility, is highly uncertain, as information is evolving with respect to the duration and severity of the pandemic. We cannot reasonably estimate the duration and severity of the COVID-19 pandemic, or its impact, which may be significantly harmful to our operations and profitability.

We derive a substantial portion of our profitability from the production of RD at our plant in Geismar, Louisiana and any interruption in our operations would have a material adverse effect on operations and financial conditions.

RD carries a premium price compared to biodiesel as a result of a variety of factors including its ability to be blended with petroleum diesel, better cold weather performance, and generation of more RINs on a per gallon basis. We estimate that our RD production in Geismar, Louisiana generated a significant portion of our net income from continuing operations and our non-GAAP adjusted earnings before interest, taxes, depreciation and amortization, (“EBITDA”) for 2020 and 2019. We experienced two fires at this facility in 2015 that each resulted in the plant being shut down for a lengthy period. If production at this facility were interrupted again due to any reason, it would have a disproportionately significant and material adverse impact on our operations and financial conditions.

Our planned capacity expansion at our Geismar, Louisiana facility will require significant capital expenditures and there is no guarantee that the project will be completed on time or on budget, which could have a negative effect on revenues and operations.

In October 2020, we announced a plan to expand the effective capacity of our Geismar, Louisiana biorefinery by 250 million gallons annually to approximately 340 million gallons. We currently expect construction to begin in mid to late 2021 with a target mechanical completion date in late 2023. We currently estimate our capital expenditures will be at least $825 million. We currently expect to fund these capital expenditures with a combination of cash on hand, marketable securities, borrowings under our credit facilities, offerings of equity and debt or from other sources. The sale of equity or debt securities in the future may be dilutive to our stockholders, and may provide for rights, preferences or privileges senior to those of our holders of common stock. Debt financing arrangements may require us to pledge certain assets or enter into covenants that could restrict operations or ability to incur further indebtedness. There is no guarantee that we will obtain the funds necessary to complete this project in a timely manner or on terms acceptable to us or that the project will be completed timely or within budget. If we are unable to obtain such funds in a timely manner or at all, if the cost of such funds is higher than we anticipate, if there are cost overruns or construction delays, or if we are not able to obtain the governmental permits and third party easements required or necessary to initiate or complete the project, there could be a negative effect on our revenues and operations.

Increased industry-wide production of biodiesel due to potential utilization of existing excess production capacity, announced plant expansions of RD and potential co-processing of RD by petroleum refiners, could reduce prices for our fuel and increase costs of feedstocks, which would seriously harm our revenues and operations.

If additional volumes of advanced biofuel RIN production come online and the EPA does not increase the RVO in accordance with the increased production, the volume of advanced biofuel RINs generated could exceed the volume required under the RFS2. In the event this occurs, biomass-based diesel and advanced biofuel RIN prices would be expected to decrease, potentially significantly, harming demand for our products and our profitability.

According to the EPA, in 2018, 4.1 billion gallons per year of biomass-based diesel production capacity in the United States were registered under the RFS2 program. This amount far exceeds both historic consumption of biomass-based diesel in the United States and required consumption under the RFS2.

Additionally, several leading biomass-based diesel companies have announced their intention to expand production of RD for the U.S. market. World Energy has announced that it will expand capacity at its Los Angeles area biorefinery from 45 mmgy to over 300 mmgy. Diamond Green Diesel, the largest U.S. producer of RD, is expanding its 275 mmgy capacity by 400 mmgy as well as planning an additional 470 mmgy biorefinery in Texas. Neste, the largest global producer of RD, has announced that it is expanding its Singapore facility which exports a significant portion of its production to the U.S. West Coast. Traditional petroleum refiners are also planning to enter the RD market with Holly Frontier, Marathon Petroleum and Philips 66 announcing new biorefineries or the conversion of existing refineries to RD production facilities.

Further, due to economic incentives available, several petroleum refiners have started or may soon start to produce co-processed RD, or CPRD. CPRD uses the same feedstocks to produce biomass-based diesel and it generates an advanced biofuel RIN. CPRD may be more cost-effective to produce than biomass-based diesel, particularly biodiesel.

If production of competitive advanced biofuels increases significantly as a result of utilization of existing excess production capacity or new capacity as described above, competition for feedstocks would increase significantly, harming margins. Furthermore, if supply of advanced biofuels exceeds demand, prices for RD and for RINs and other credits may decrease significantly, harming profitability and potentially forcing us to idle facilities.

Our gross margins are dependent on the spread between biomass-based diesel prices and feedstock costs, each of which are volatile and can cause our results of operations to fluctuate substantially.

Biomass-based diesel has traditionally been marketed primarily as an additive or alternative to petroleum-based diesel fuel, and, as a result, biomass-based diesel prices have been heavily influenced by the price of petroleum-based diesel fuel, adjusted for government incentives supporting renewable fuels, more so than biomass-based diesel production costs. The absence of a close correlation between production costs and biomass-based diesel prices means that we may be unable to pass increased production costs on to our customers in the form of higher prices. If there is a decrease in the spread between biomass-based diesel prices and feedstock costs, whether as a result of an increase in feedstock prices or as a result of a reduction in biomass-based diesel and credit prices, gross margins, cash flow and operations would be adversely affected.

Energy prices, particularly the market price for crude oil, are volatile. The NYMEX ULSD prices decreased significantly in 2020 as a result of the COVID-19 pandemic, ranging from a high of $2.06 per gallon to a historic low of $0.61 per gallon.

In addition, an element of the price of biomass-based diesel that we produce is the value of the associated credits, including RINs. RIN prices in the biomass-based diesel category, as reported by the Oil Pricing Information System (“OPIS”), have been highly volatile in 2020, ranging from $0.37 to $1.03 per RIN, while in 2019, RIN prices ranged from $0.32 to $0.65 per RIN. For the past several years there has been significant volatility in RIN prices. Reductions in RIN values, such as those experienced in prior years, may have a material adverse effect on our revenues and profits as they directly reduce the value that we are able to capture for our biomass-based diesel.

A decrease in the availability or an increase in the price of feedstocks may have a material adverse effect on our financial condition and operating results. The price and availability of feedstocks and other raw materials may be influenced by general economic, market, environmental, and regulatory factors. During periods when the BTC has lapsed, biomass-based diesel producers may elect to continue purchasing feedstock and producing biomass-based diesel at negative margins under the assumption the BTC will be retroactively reinstated, and consequently, the price of feedstocks may not decrease to a level proportionate to current operating margins. Increasing production of biomass-based diesel puts pressure on feedstock supply and availability to the biomass-based diesel industry. The biomass-based diesel industry may have difficulty in procuring feedstocks at economical prices if competition for biomass-based diesel feedstocks increases due to newly added capacity.

Historically, the spread between biomass-based diesel prices and feedstock costs has varied significantly. Although actual yields vary depending on the feedstock quality, the average monthly spread between the price per gallon of B100 as reported by OPIS, and the price per gallon for the amount of choice white grease necessary to produce one gallon of B100 was $1.37 in 2018, $0.97 in 2019 and $1.12 in 2020, assuming eight pounds of choice white grease yields one gallon of biomass-based diesel. The average monthly spread for the amount of crude soybean oil required to produce one gallon of B100, based on the nearby futures contract as reported on the Chicago Board of Trade, was $0.74 in 2018, $0.59 in 2019 and $0.70 in 2020, assuming 7.5 pounds of soybean oil yields one gallon of biomass-based diesel. For each year 2018, 2019 and 2020, approximately 77%, 71% and 65%, respectively, of our annual total feedstock usage was distillers corn oil, used cooking oil or inedible animal fat, and approximately 23%, 29% and 35%, respectively, was virgin vegetable oils. When the spread between biomass-based diesel prices and feedstock prices narrows, our profitability will be harmed.

Risk management transactions could significantly increase our operating costs and may not be effective.

In an attempt to partially offset the effects of volatile feedstock costs and biomass-based diesel fuel prices, we enter into contracts that establish market positions in feedstocks, such as distillers corn oil, used cooking oil, inedible animal fats and soybean oil, along with related commodities, such as heating oil and ULSD. The financial impact of such market positions depends on commodity prices at the time that we are required to perform our obligations under these contracts as well as the cumulative sum of the obligations we assume under these contracts.

Risk management activities can themselves result in losses when a position is purchased in a declining market or a position is sold in a rising market. Risk management arrangements expose us to the risk of financial loss where the counterparty defaults on its contract or, in the case of exchange-traded or over-the-counter futures or options contracts, where there is a change in the expected differential between the underlying price in the contract and the actual prices paid or received by us. Changes in the value of these futures instruments are recognized in current income and may result in margin calls. We had risk management gains of $36.9 million from our derivative financial instrument trading activity for the year ended December 31, 2020, compared to risk management losses of $28.9 million for the year ended December 31, 2019. At December 31, 2020, the net notional volumes of NY Harbor ULSD, CBOT Soybean Oil and NYMEX Natural Gas covered under our open risk management contracts were approximately 50.4 million gallons, 27.0 million pounds and 3.2 million million British thermal units, respectively. A 10% positive change in the prices of NYMEX NY Harbor ULSD would have a negative effect of $7.5 million on the fair value of these instruments at December 31, 2020. A 10% positive change in the price of CBOT Soybean Oil would have had a negative effect of $1.1 million on the fair value of these instruments at December 31, 2020. If these adverse changes in derivative instrument fair value were to occur in larger magnitude or simultaneously, a significant amount of liquidity would be needed to fund margin calls. In addition, we may also vary the amount of risk management strategies we undertake, or we may choose not to engage in risk management transactions at all. Our results of operation may be negatively impacted if we are not able to manage our risk management strategy effectively.

One customer accounted for a meaningful percentage of revenues and a loss of this customer could have an adverse impact on our total revenues.

One customer, Pilot Travel Centers LLC (“Pilot”), the largest operator of travel centers in North America, accounted for 19%, 17% and 18% of our total biodiesel gallons sold in each of 2020, 2019 and 2018, respectively. In the event we lose Pilot as a customer or Pilot significantly reduces the volume of biomass-based diesel purchased from us, it could be difficult to replace the lost revenues, and our profitability and cash flow could be materially harmed. We do not have a long-term contract with Pilot that ensures a continuing level of business from Pilot.

Our facilities and our customers’ facilities are subject to risks associated with fire, explosions, leaks, and natural disasters, including climate change, which may disrupt our business and increase costs and liabilities.

Because biomass-based diesel and some of its inputs and outputs are combustible and/or flammable, a leak, fire or explosion may occur at a plant or customer’s facility which could result in damage to the plant and nearby properties, injury or death to employees and others, and interruption of operations. For example, we experienced fires at our Geismar facility in April 2015 and again in September 2015 and there was a fire at our Madison facility in June 2017. As a result of these fires, people were injured, and the affected facilities were shut down for lengthy periods while repairs and upgrades were completed.

The operations at our facilities are also subject to the risk of natural disasters. Our Houston and Geismar facilities, due to their Gulf Coast locations, are vulnerable to hurricanes and flooding, which may cause plant damage, injury or death to employees and others and interruption of operations. For example, in August 2016 we experienced reduced operating days at our Geismar facility as a result of local area flooding and reduced operating days at our Houston facility as a result of Hurricane Harvey in August 2017. A majority of our facilities are located in the Midwest and are subject to tornado activity. In addition, California has become one of our largest markets, serviced by our Geismar and Midwest facilities. An earthquake or other natural disaster could disrupt our ability to transport, store and deliver products to California. Changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters and have created additional uncertainty. The Company’s operations could be exposed to a number of physical risks from climate change, such as changes in rainfall rates, rising sea levels, reduced water availability, higher temperatures, fire and other extreme weather events. We are not able to accurately predict the materiality of any potential losses or costs associated with the physical effects of climate change.

If we experience a fire or other serious incident at our facilities or if any of our facilities is affected by a natural disaster, we may incur significant additional costs, including, loss of profits due to unplanned temporary or permanent shutdowns of our facilities, loss of the ability to transport products or increased costs to do so, cleanup costs, liability for damages or injuries, legal and reconstruction expenses. The incurrence of significant additional costs would harm our results of operations and financial condition.

In addition to biodiesel and RD, we store and transport petroleum-based fuels. The dangers inherent in the storage and transportation of fuels could cause disruptions in our operations and could expose us to potentially significant losses, costs or liabilities.

We store fuel in above ground storage tanks and transport fuel in our own trucks as well as with third-party truck and rail carriers. Our operations are subject to significant hazards and risks inherent in transporting and storing fuel. These hazards and risks include, but are not limited to, accidents, fires, explosions, spills, discharges, and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally-imposed fines or clean-up obligations, personal injury or wrongful death claims, and other damage to property. Any such event not covered by our insurance could have a material adverse effect on our business, financial condition and results of operations.

Our insurance may not protect us against our business and operating risks.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance policies may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Although we intend to maintain insurance at levels that we believe are appropriate for our business and consistent with industry practice, we will not be fully insured against all risks. In addition, pollution, environmental risks and the risk of natural disasters generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations.

We operate in a highly competitive industry and expect that competition in our industry will increase.

The biomass-based diesel industry primarily comprises smaller entities that engage exclusively in biodiesel production, large integrated agribusiness companies that produce biodiesel along with their soybean crush businesses and increasingly, integrated petroleum companies producing renewable diesel. We face competition for capital, labor, feedstocks and other resources from these companies. In the United States, we compete with soybean processors and refiners, including Archer-Daniels-Midland Company, Cargill, and Louis Dreyfus Commodities. In Europe, we compete directly with Greenergy, KFS, Mercuria, Neste and Sunoil. Our indirect competitors in the European market are British Petroleum, Cargill, Shell and Vitol.

In addition, petroleum refiners across the globe are increasingly entering into the biomass-based diesel or advanced biofuels business, and many petroleum refiners are converting their existing plants to produce biofuels. Such petroleum refiners include Neste Corporation RD production capacity in Asia and Europe, and Valero Energy Corporation through its Diamond Green Diesel joint venture in the United States. In addition, petroleum refiners such as British Petroleum, Eni SPA, Holly Frontier, Philips 66, Marathon Petroleum, Repsol, Saras SRS, Sinclair, and Total SE, have announced that they have begun or have plans to begin producing renewable diesel at a new facility or at a current refinery and/or co-processing biomass-based diesel or advanced biofuels at certain of their refineries. All of these named competitors and potential competitors may have greater financial resources than we do and may be able to produce biomass-based diesel at a lower cost than we do due to their integrated operations or greater refining capacity.

According to EIA’s Short Term Energy Outlook projections, production of biomass-based diesel and advanced biofuels business is expected to increase by 19% in 2021 as compared to 2020. The increased production of biomass-based diesel or advanced biofuels may increase the demand and prices for feedstocks and other inputs which may materially adversely affect our profitability and results of operations.

Petroleum companies and diesel retailers form the primary distribution networks for marketing biomass-based diesel through blended petroleum-based diesel. If these companies increase their direct or indirect biomass-based diesel production, including in the form of co-processing, there will be less need to purchase biomass-based diesel from independent biomass-based diesel producers like us. Such a shift in the market would materially harm our operations, cash flows and profitability.

We are dependent upon one supplier to provide hydrogen necessary to execute our RD production process and the loss of this supplier could disrupt our production process.

Our Geismar facility relies on one supplier to provide hydrogen necessary to execute the production process. Any disruptions to the hydrogen supply during production from this supplier will result in the shutdown of our Geismar plant operations.

Technological advances and changes in production methods in the biomass-based diesel industry could render our plants obsolete and adversely affect our ability to compete.

Advances in the process of converting oils and fats into biodiesel and RD, including CPRD, could allow our competitors to produce biomass-based diesel faster and more efficiently and at a substantially lower cost. In addition, we currently produce biomass-based diesel to conform to or exceed standards established by the American Society for Testing and Materials, whose standards for biomass-based diesel and biomass-based diesel blends may be modified in response to new technologies from the industries involved with diesel fuel.

New standards or production technologies may require us to make additional capital investments in, or modify, plant operations to meet these standards. If we are unable to adapt or incorporate technological advances into our operations, our production facilities could become less competitive or obsolete. Further, it may be necessary for us to make significant expenditures to acquire any new technology, acquire licenses or other rights to technology and retrofit our plants in order to remain competitive. There is no assurance that we will be able to obtain such technologies, licenses or rights on favorable terms. If we are unable to obtain, implement or finance new technologies, our production facilities could be less efficient, and our ability to produce biomass-based diesel on a competitive level may be harmed, negatively impacting our revenues and profitability.

Our intellectual property is integral to our business. If we are unable to protect our intellectual property, or others assert that our operations violate their intellectual property, our business could be adversely affected.

We rely on a combination of intellectual property rights, including patents, copyrights, trademarks and trade secrets in the United States and in select foreign countries to protect our intellectual property. Effective patent, copyright, trademark and trade secret protection may be unavailable, limited or not obtained in some countries.

We rely in part on trade secret protection to protect our knowhow, confidential and proprietary information and processes. However, trade secrets are difficult to protect. We have taken measures to protect our trade secrets and proprietary information, but these measures may not be effective. For example, we require new employees and consultants to execute confidentiality agreements upon the commencement of their employment or consulting arrangement with us. These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements also generally provide that knowhow and inventions conceived by the individual in the course of rendering services to us are our exclusive property. Nevertheless, these agreements may be breached, expire, or may not be enforceable, and our proprietary information may be disclosed. Despite the existence of these agreements, third parties may independently develop equivalent proprietary information and techniques.

It may be difficult to protect and enforce our intellectual property and litigation initiated to enforce and determine the scope of our proprietary rights can be costly and time-consuming. Adverse judicial decision(s) in any legal action could limit our ability to assert our intellectual property rights, limit our ability to develop new products, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations.

A competitor could seek to enforce intellectual property claims against us. Defending intellectual property claims asserted against us, regardless of merit, could be time-consuming, expensive to litigate or settle, divert management resources and attention and force us to acquire intellectual property rights and licenses, which may involve substantial royalty payments. Further, a third party claim, if successful, could secure a judgment that requires us to pay substantial damages limits our operations.

Increases in transportation costs or disruptions in transportation services could have a material adverse effect on our business.

Our business depends on transportation services. The costs of these transportation services are affected by the volatility in fuel prices or other factors. Prices per Platts Group 3 (Midwest) increased moderately throughout 2019 with the prices approaching two dollars at the end of the year. Prices decreased steadily in the first two months of 2020 and then plummeted to its low point in late April of $0.62 and prices slowly increased through mid-November and then increased more rapidly ending the year at $1.46.

Our transportation costs are also affected by U.S. oil production in the Bakkens, which has had a significant impact on tank car availability and prices. If oil production from this area increases, the demand for rail cars will rise and will significantly increase rail car prices. We have not been able in the past, and may not be able in the future, to pass along part or all of any of these price increases to customers.

If we continue to be unable to increase our prices as a result of increased fuel costs charged to us by transportation providers, our gross margins may be materially adversely affected. If any transportation providers fail to deliver raw materials to us in a timely manner, we may be unable to manufacture products on a timely basis. Shipments of products and raw materials may be delayed and any such delay or failure could harm our reputation, negatively affect our customer relationships and have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon our key management personnel and other personnel, and the loss of these personnel could adversely affect our business and results of operations.

Our success depends on the abilities, expertise, judgment, discretion, integrity and good faith of our management and employees. We are highly dependent upon key members of our relatively small management team and employee base that possess unique technical skills for the operation of our facilities and the execution of our business plan. The inability to retain our management team and employee base or attract suitably qualified replacements and additional staff could adversely affect our business. The loss of employees could delay or prevent the achievement of our business objectives and have a material adverse effect upon our results of operations and financial position.

We may encounter difficulties in integrating the businesses we acquire, including our international businesses where we have limited operating history.

We may face significant challenges in integrating entities and businesses that we acquire, and we may not realize the benefits anticipated from such acquisitions. Our integration of acquired businesses involves a number of risks, including:

•	difficulty in integrating the operations and retaining of personnel of the acquired company;

•	difficulty in effectively integrating the acquired technologies, products or services with our current technologies, products or services;

•	demands on management related to the increase in our size after an acquisition and integration of the acquired business and personnel;

•	failure to achieve expected synergies and costs savings;

•	difficulties in the assimilation of different cultures and practices, as well as in the assimilation of broad and geographically dispersed personnel and operations;

•

difficulties in the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards and controls, including internal control over financial reporting, and related procedures and policies;

•	the incurrence of acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

•	the need to fund significant working capital requirements of any acquired production facilities;

•

potential failure of the due diligence processes to identify significant problems, liabilities or other shortcomings or challenges of an acquired company or technology, including but not limited to, issues with the acquired company’s intellectual property, product quality, environmental liabilities, data back-up and security, revenue recognition or other accounting practices, employee, customer or partner issues or legal and financial contingencies;

•

exposure to litigation or other claims in connection with, or inheritance of claims or litigation risk as a result of, an acquisition, including but not limited to, claims from terminated employees, customers, former stockholders or other third parties;

•	the incurrence of significant exit charges if products or services acquired in business combinations are unsuccessful;

•	challenges caused by distance, language, cultural differences, political economic and social instability;

•	difficulties in protecting and enforcing our intellectual property rights;

•	the inability to extend proprietary rights in our technology into new jurisdictions;

•	currency exchange rate fluctuations and foreign tax consequences;

•	general economic and political conditions in foreign jurisdictions;

•	foreign exchange controls or U.S. tax laws in respect of repatriating income earned outside the United States;

•	compliance with the U.S.’s Foreign Corrupt Practices Act and other similar anti-bribery and anti-corruption regulations, and

•	higher costs associated with doing business internationally, such as those associated with complying with export, import regulations and trade and tariff restrictions.

Our failure to successfully manage and integrate our acquisitions could have an adverse effect on our operating results, ability to recognize international revenue, and our overall financial condition.

We incur significant expenses to maintain and upgrade our operating equipment and plants, and any interruption in the operation of our facilities may harm our operating performance.

The machines and equipment that we use to produce our products are complex, have many parts and some operate on a continuous basis. We must perform routine maintenance on our equipment and will have to periodically replace a variety of parts and components. In addition, our facilities require periodic shutdowns to perform major maintenance and upgrades. These scheduled shutdowns of facilities result in decreased sales and increased costs in the periods in which a shutdown occurs and could result in unexpected operational issues as a result of changes to equipment, operational and mechanical processes made during the shutdown.

Growth in the use, sale and distribution of biodiesel is dependent on the expansion of related infrastructure which may not occur on a timely basis, if at all, and our operations could be adversely affected by infrastructure limitations or disruptions.

While RD has the same chemical composition as petroleum diesel and can utilize the same distribution infrastructure, biodiesel has a different chemical composition and may require separate or additional infrastructure. Growth in the biodiesel market depends on continued development and expansion of infrastructure for the distribution of biodiesel, which may or may not occur and which is outside of our control. Also, we compete with other biofuel companies for access to some of the key infrastructure components, and the increased production of biodiesel will increase the demand and competition for necessary infrastructure. Any delay or failure in expanding distribution infrastructure could hurt the demand for or prices of biodiesel, impede delivery of our biodiesel, and impose additional costs, each of which would have a material adverse effect on our results of operations and financial condition.

Our business is subject to seasonal changes based on regulatory factors and weather conditions and this seasonality could cause our revenues and operating results to fluctuate.

Our operating results are influenced by seasonal fluctuations in the price of and demand for biomass-based diesel. Seasonal fluctuations may be based on both the weather and the status of both the BTC and RVO.

Demand for our biomass-based diesel may be higher in the quarters leading up to the expiration of the BTC as customers seek to purchase biomass-based diesel when they can benefit from the agreed upon value sharing of the BTC with producers. This higher demand prompted by an expiring BTC has often resulted in reduced demand for biodiesel in the following quarter. In addition, RIN prices may also be subject to seasonal fluctuations. The RIN is dated for the calendar year in which it is generated. Since 20% of an obligated party’s annual RVO can be satisfied by prior year RINs, most RINs must come from biofuel produced or imported during the RVO year. As a result, RIN prices can be expected to increase as the calendar year progresses if the RIN market is undersupplied compared to that year’s RVO and decrease if it is oversupplied.

Weather also impacts our business because biodiesel typically has a higher cloud point than petroleum-based or renewable diesel. The cloud point is the temperature below which a fuel exhibits a noticeable cloudiness and eventually gels, leading to fuel handling and performance problems for customers and suppliers. Reduced demand in the winter for our higher cloud point biodiesel may result in excess supply of such higher cloud point biodiesel and lower prices for such higher cloud point biodiesel. Most of our production facilities are located in colder Midwestern states and our costs of shipping biodiesel to warmer climates generally increase in cold weather months.

The tendency of biodiesel to gel in colder weather may also result in long-term storage problems. In cold climates, fuel may need to be stored in a heated building or heated storage tanks, which results in higher storage costs. Higher cloud point biodiesel may have other performance problems, including the possibility of particulate formation above the cloud point which may result in increased expenses as we try to remedy these performance problems, including the costs of extra cold weather treatment additives. Remedying these performance problems may result in decreased yields, lower process throughput or both, as well as substantial capital costs. Any reduction in the demand for our biodiesel product, or the production capacity of our facilities will reduce our revenues and have an adverse effect on our cash flows and results of operations.

Failure to comply with governmental and state regulations, including EPA requirements relating to RFS2, BTC, LCFS and other programs or new laws designed to deal with climate change, could result in the imposition of higher costs, penalties, fines, or restrictions on our operations and remedial liabilities.

The biomass-based diesel industry is subject to extensive federal, state and local laws and regulations, and we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination, and regardless of whether current or prior operations were conducted consistent with the accepted standards of practice. Many of our assets and plants were acquired from third parties and we may incur costs to remediate property contamination caused by previous owners. In addition, we are subject to similar laws and regulations in Europe and Canada for the renewable fuels we sell there. Compliance with these laws, regulations and obligations could require substantial capital expenditures.

Changes in environmental laws and regulations occur frequently, and changes resulting in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to attain and maintain compliance. In January 2021, the Biden administration issued an executive order directing all federal agencies to review and take action to address any federal regulations, orders, guidance documents, policies and any similar agency actions promulgated during the prior administration that may be inconsistent with the current administration’s policies. As a result, it is unclear the degree to which certain recent regulatory developments may be modified or rescinded.

Climate change continues to attract considerable attention globally. Numerous proposals have been made and could continue to be made at the international, national, regional, state and local levels of government to monitor and limit existing emissions of GHGs as well as to restrict or eliminate future emissions. In January 2021, the Biden administration issued another executive order focused on addressing climate change. Among other things, the 2021 climate change executive order directed the federal government to identify “fossil fuel subsidies” to take steps to ensure that, to the extent consistent with applicable law, federal funding is not directly subsidizing fossil fuels. As a result, our operations are subject to a series of regulatory, litigation and financial risks associated with the production and transportation of biofuel products and emission of GHGs. The potential effects of GHG emission limits on our business are subject to significant uncertainties based on, among other things, the timing of the implementation of any new requirements, the required levels of emission reductions, and the nature of any market-based or tax-based mechanisms adopted to facilitate reductions. Compliance with changes in laws and regulations relating to climate change could increase our costs of operating and could require us to make significant financial expenditures that cannot be predicted with certainty at this time. We are subject to various laws and regulations including RFS2, BTC, LCFS, and other programs, that are highly complex and continuously evolving, and require us to periodically update our systems to maintain compliance, which could require significant expenditures. In 2014, the EPA issued a final rule to establish a quality assurance program and the EPA also implemented regulations related to the generation and sale of biomass-based diesel RINs. Any violation of these regulations by us, could result in significant fines and harm our customers’ confidence in the RINs we issue, either of which could have a material adverse effect on our business.

RD fuel is superior to biodiesel in certain respects and if RD production capacity increases to a sufficient extent, it could largely supplant biodiesel; we may not be successful in expanding our RD production capacity.

RD is not as widely available as biodiesel, but it has certain characteristics that favorably distinguish it from biodiesel and as a result renewable diesel carries a price premium compared to biodiesel. For example, RD has very similar chemical properties to petroleum-based diesel, which permits 100% RD (unlike 100% biodiesel) to flow through the same fuel storage and distribution network as petroleum diesel. RD can be used in its pure form in modern engines rather than as a blend with petroleum diesel and has similar cold weather performance as petroleum diesel. RD and CPRD may receive 1.6 or 1.7 RINs per gallon, whereas biodiesel receives 1.5 RINs per gallon. As the value of RINs increases, this RIN advantage makes RD more cost-effective, both as a petroleum-based diesel substitute and for meeting RFS2 requirements. If RD proves to have superior performance characteristics and is more cost-effective than biodiesel, revenues from our biodiesel plants and our results of operations would be adversely impacted.

Nitrogen oxide emissions from biodiesel may harm its appeal as a renewable fuel and increase costs.

In some instances, biodiesel may increase emissions of nitrogen oxide as compared to petroleum-based diesel fuel, which could harm air quality. Nitrogen oxide is a contributor to ozone and smog. While newer diesel engines are believed to eliminate any such increase, emissions from older vehicles may decrease the appeal of biodiesel to environmental groups and agencies who have been historic supporters of the biodiesel industry, potentially harming our ability to market biodiesel.

In addition, several states may act to regulate potential nitrogen oxide emissions from biodiesel. California adopted regulations that limit the volume of biodiesel that can be used or requires an additive to reduce potential emissions. In states where such an additive is required to sell biodiesel, the additional cost of the additive may make biodiesel less profitable or make biodiesel less cost competitive against petroleum-based diesel or RD, which would negatively impact our ability to sell biodiesel in such states and therefore have an adverse effect on our revenues and profitability.

In addition, there may also be requirements of fleet and retail fueling station owners to reduce nitrogen oxide emissions. The requirements relate to the type of vehicle and age of the vehicle. These requirements could result in additional costs for the operators and therefore may make the use of biodiesel less attractive, which could negatively impact our ability to sell biodiesel in such states and therefore have an adverse effect on our revenues and profitability.

Risks Related to our Indebtedness

We and certain subsidiaries have indebtedness, which subjects us to potential defaults, that could adversely affect our ability to raise additional capital to fund our operations and limits our ability to react to changes in the economy or the biomass-based diesel industry.

At December 31, 2020, our total term debt before debt issuance costs was $67.0 million. This includes $47.1 million aggregate carrying value on our $59.6 million face amount, 4.00% convertible senior notes due in June 2036, which we refer to as the “2036 Convertible Senior Notes”. At December 31, 2020, our total term debt also includes borrowings at our Ralston facility of $13.2 million and at REG Capital LLC. of $6.7 million. At December 31, 2020, we also had undrawn availability under our lines of credit, as discussed below.

Our indebtedness could:

•

require us to dedicate a substantial portion of our cash flow from operations to payments of principal, interest on, and other fees related to such indebtedness, thereby reducing the availability of our cash flow to fund working capital and capital expenditures, and for other general corporate purposes;

•

increase our vulnerability to general adverse economic and biomass-based diesel industry conditions, including interest rate fluctuations, because a portion of our revolving credit facilities are and will continue to be at variable interest rates, and

•

limit our flexibility in planning for, or reacting to, changes in our business and the biomass-based diesel industry, which may place us at a competitive disadvantage compared to our competitors that have less debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the 2036 Convertible Senior Notes, depends on our future financial performance, which is subject to several factors including economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to satisfy our obligations under our indebtedness or any future indebtedness we may incur as well as our ability to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional capital on terms that may be onerous or highly dilutive. Our ability to refinance our existing or future indebtedness will depend on the conditions in the capital markets and our financial condition prior to maturity of the indebtedness.

We may still incur significant additional indebtedness that could increase the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. As of December 31, 2020, we had $149.7 million of undrawn availability under our lines of credit, subject to borrowing base limitations. In addition, the indenture governing the 2036 Convertible Senior Notes does not prevent us from incurring additional indebtedness or other liabilities that constitute indebtedness. We currently expect to fund the estimated $825 million of capital expenditures in connection with the expansion of our Geismar, Louisiana facility with a combination of cash on hand, marketable securities, borrowings under our credit facilities, offerings of equity and debt or from other sources. If we are unable to complete the expansion within the estimated budget, we will require additional funds to do so. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may not have the ability to raise the funds necessary to settle conversions of our convertible notes in cash or to repurchase the convertible notes for cash upon a fundamental change or on a repurchase date, and our future debt may contain limitations on our ability to repurchase the convertible notes.

We may settle conversion of the 2036 Convertible Senior Notes in cash, shares of our common stock, or a combination of cash and stock. If we choose to use our common stock to settle conversions, dilution to existing stockholders can result. If we choose to use cash to settle conversion, we will need to use available cash, which will result in our inability to use that cash for other purposes such as our capital expenditures.

Holders of the 2036 Convertible Senior Notes have the right to require us to repurchase their notes upon the occurrence of a fundamental change, as defined in the indenture governing the notes, at a repurchase price generally equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any. In addition, holders of the 2036 Convertible Senior Notes have the right to require us to repurchase their notes on each of June 15, 2021, June 15, 2026 and June 15, 2031 at a repurchase price generally equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of the 2036 Convertible Senior Notes.

In addition, our ability to repurchase the 2036 Convertible Senior Notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase 2036 Convertible Senior Notes at a time when the repurchase is required by the indenture would constitute a default under the indenture governing the 2036 Convertible Senior Notes. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the convertible notes.

Certain provisions in the indenture governing the 2036 Convertible Senior Notes could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in the 2036 Convertible Senior Notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if a takeover would constitute a fundamental change, holders of the 2036 Convertible Senior Notes will have the right to require us to repurchase their 2036 Convertible Senior Notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their 2036 Convertible Senior Notes in connection with such takeover. In either case, and in other cases, our obligations under the 2036 Convertible Senior Notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

We are a holding company and there are limitations on our ability to receive dividends and distributions from our subsidiaries.

All of our principal assets, including our biomass-based diesel production facilities, are owned by subsidiaries and some of these subsidiaries are subject to loan covenants that generally restrict them from paying dividends, making distributions or making loans to us or to any other subsidiary. These limitations will restrict our ability to repay indebtedness, finance capital projects or pay dividends to stockholders from our subsidiaries’ cash flows from operations.

Our debt agreements impose significant operating and financial restrictions on our subsidiaries, which may prevent us from capitalizing on business opportunities.

Certain of our revolving and term credit agreements, including our M&L and Services Revolver, impose significant operating and financial restrictions on certain of our subsidiaries. These restrictions limit certain of our subsidiaries’ ability, among other things, to:

•	incur additional indebtedness or issue certain disqualified stock and preferred stock;

•	place restrictions on the ability of certain of our subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell certain assets or merge with or into other companies;

•	guarantee indebtedness; and

•	create liens.

When (and for as long as) the availability under the M&L and Services Revolver is less than a specified amount for a certain period of time, funds deposited into deposit accounts used for collections will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the M&L and Services Revolver.

As a result of these covenants and restrictions, we may be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. There is no assurance that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

There are limitations on our ability to incur the full amount of revolving commitments under the M&L and Services Revolver. Currently, the maximum aggregate principal amount of revolving commitments that we may borrow under the M&L and Services Revolver is $150.0 million. In addition, these revolving commitments are further limited by a specified borrowing base consisting of a percentage of eligible accounts receivable and inventory, less customary reserves. In addition, under the M&L and Services Revolver, a monthly fixed charge coverage ratio would become applicable if excess availability under the M&L and Services Revolver is less than 10% of the then current revolving loan commitments which equates to $15 million. As of December 31, 2020, availability under the M&L and Services Revolver was approximately $149.7 million. However, it is possible that excess availability under the Revolving Credit could fall below the applicable threshold in a future period. If the covenant trigger were to occur, our subsidiaries who are the borrowers under the M&L and Services Revolver would be required to satisfy and maintain on the last day of each month a fixed charge coverage ratio of at least 1.0x for the preceding twelve month period.

As of December 31, 2020, the fixed charge coverage ratio for our M&L and Services Revolver was approximately 0.368, which was less than the minimum amount required for compliance with this ratio. However, as noted above, we are not required to comply with the minimum fixed charge covenant of 1.0 unless availability under the M&L and Services Revolver drops below the agreed threshold. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio. A breach of any of these covenants would result in a default under the M&L and Services Revolver.

Risks Related to Our Common Stock

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to various factors, many of which are beyond our control. These factors include the following:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	changes in the performance or market valuations of other companies engaged in our industry;

•	issuance of new or updated research reports by securities or industry analysts;

•	changes in financial estimates by us or of securities or industry analysts;

•	investors’ general perception of us and the industry in which we operate;

•	investors’ reactions to our press releases, other public announcements and filings with the SEC;

•

changes in the political climate in the industry in which we operate, existing laws, regulations and policies applicable to our business and products, including RFS2, and the continuation or adoption or failure to continue or adopt renewable energy requirements and incentives, including the BTC;

•	other regulatory developments in our industry affecting us, our customers or our competitors;

•	announcements of technological innovations by us or our competitors;

•	announcement or expectation of additional financing efforts, including sales or expected sales of additional common stock;

•	additions or departures of key management or other personnel;

•	litigation involving us or our industry, or both, or investigations by regulators into our operations or those of our competitors;

•	general market conditions in our industry;

•	the effects of the COVID-19 pandemic and measures to address the pandemic;

•	whether our shares are included in stock market indexes such as the S&P SmallCap 600 index; and

•	general economic and market conditions, including continued dislocations and downward pressure in the capital markets.

In addition, stock markets experience significant price and volume fluctuations from time to time that are not related to the operating performance of particular companies. These market fluctuations may have material adverse effect on the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. For example, we are currently subject to putative class action lawsuits in federal court alleging federal securities law violations in connection with our February 2021 restatement of our financial statements. These current lawsuits, and any securities litigation that may be instituted against us in the future, could result in substantial costs, regardless of the outcome of the litigation, and divert resources and our management’s attention to our business. In addition, the occurrence of any of the factors listed above, among others, may cause our stock price to decline significantly, and there can be no assurance that our stock price would recover. As such, you may not be able to sell your shares at or above the price you paid, and you may lose some or all of your investment.

We may issue additional common stock as consideration for future investments or acquisitions.

We have issued in the past, and may issue in the future, our securities in connection with investments and acquisitions. Our stockholders could suffer significant dilution, from our issuances of equity or convertible debt securities. Any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. The amount of our common stock or securities convertible into or exchangeable for our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding common stock.

If we fail to maintain effective internal control over our financial reporting and financial forecasting, we may not be able to report our financial results accurately, provide accurate financial guidance or prevent fraud, and if we fail to maintain effective internal governance and conduct policies, such as our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Trading by Insiders Policy, or if our employees fail to adhere to such policies, we may be unable to maintain a proper control environment. If any of these failures occur, our business could be harmed, our stockholders could lose confidence in our financial reporting and financial guidance or our business integrity and we could suffer negative regulatory scrutiny or media attention, which could negatively impact the value of our stock.

Effective internal controls over our financial reporting and adherence to our internal governance and conduct policies are necessary for us to provide reliable financial reports and to prevent fraud. The process of maintaining our internal controls may be expensive and time consuming and may require significant attention from management. The failure to do so may harm our business or our reputation and could negatively impact the value of our stock. Even if our management concludes that, as of the end of a fiscal quarter or fiscal year, our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements.

In addition, failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations. If we or our independent registered public accounting firm discover a material weakness in our internal control over financial reporting, the disclosure of that weakness could harm the value of our stock and our business.

As a result of the matters discussed in the explanatory note to the Form 10-K/A filed by us on February 25, 2021, we concluded that our previously issued audited consolidated financial statements for fiscal years ended December 31, 2019 and 2018, each of our unaudited condensed consolidated financial statements for the quarterly and year-to-date periods during such years, and related disclosures, as well as our unaudited condensed consolidated financial statements and related disclosures for the quarterly periods ended March 31, June 30 and September 30, 2020, should be restated. As a result of these restatements and the errors that resulted in these restatements, we are subject to additional risks and uncertainties, including potential litigation and loss of investor confidence.

In connection with this restatement of our historical consolidated financial statements, we identified a material weakness in our internal control over financial reporting, and management concluded that our internal control over financial reporting and disclosure controls and procedures were not effective as of December 31, 2020. For further discussion of the material weakness, please see Item 9A—“Controls and Procedures” in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

We have undertaken remediation efforts designed to address the material weakness. If we are unsuccessful in remediating our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or disclosure controls and procedures, investors may lose confidence in our financial reporting and the accuracy and timing of our financial reporting and disclosures and our business, reputation, results of operations, liquidity, financial condition, ability to access the capital markets, perceptions of our creditworthiness, and ability to complete acquisitions could be adversely affected. In addition, we may be unable to maintain or regain compliance with applicable securities laws, stock market listing requirements, and the covenants under our debt instruments regarding the timely filing of periodic reports; we may be subject to regulatory investigations and penalties; we may suffer defaults or accelerations under our debt instruments to the extent we are unable to obtain waivers from the required creditors or counterparties or are unable to cure any breaches; and our stock price may decline.

Further, effective financial forecasting is necessary for us to provide reliable financial guidance. The process of providing accurate financial guidance may be expensive and time consuming, may require significant attention from management, and is inherently uncertain. Nevertheless, the failure to do so accurately may harm our business or our reputation and could negatively impact the value of our stock. For example, in the second quarter of 2020, we identified errors in our financial guidance model that led to our June 23, 2020 announcement of a revised outlook for the second quarter of 2020, which announcement was followed by a drop in the price of our stock.

It is also necessary for our employees, and in particular our senior officers, to adhere to all of our internal governance and conduct policies, including our Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and Trading by Insiders Policy. Failure to adhere to our policies could result in negative regulatory scrutiny or media attention or otherwise harm our reputation and cause stockholders to lose confidence in our business integrity or management. For example, in connection with an internal investigation into the series of events that led to our June 23, 2020 announcement of a revised outlook for the second quarter of 2020, we uncovered certain violations of our policies by senior officers, which resulted in disciplinary actions and remediations for the officers involved. The investigation also prompted a review of all of our internal policies and codes of ethics, which is resulting in a number of revisions intended to further strengthen them and their associated assurance processes. Any failure to maintain these policies or failure by our employees, and in particular our senior officers, to adhere to these policies could still result in harm to our reputation and could negatively impact the value of our stock.

Delaware law and our certificate of incorporation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the board of directors to alter our bylaws without obtaining stockholder approval;

•

the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with rights set by the board of directors, which rights could be senior to those of common stock;

•	a classified board;

•

the required approval of holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or amend or repeal the provisions of our amended and restated certificate of incorporation regarding the classified board, the election and removal of directors and the ability of stockholders to take action by written consent; and

•	the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit or restrict large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in our market price being lower than it would without these provisions.

Additional Risks Relating to this Offering and Our Common Stock

Our management may invest or spend the proceeds of this offering in ways with which you may not agree or in ways that may not yield a significant return to our stockholders.

Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled “Use of Proceeds” in this prospectus supplement, our management will have considerable discretion in the application of the net proceeds of this offering, and investors will be relying on the judgment of our management regarding the application of these net proceeds. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

We have never paid dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.

We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, stockholders must look solely to appreciation of our common stock to realize a gain on their investment. This appreciation may not occur. Investors seeking cash dividends should not invest in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 5,000,000 shares of our common stock in this offering will be approximately $317.8 million, after deducting the underwriting discounts and commissions and estimated offering expenses we expect to pay. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $365.5 million.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include the repayment of our existing indebtedness and the funding of capital expenditures, including capital expenditures related to the expansion of our Geismar, Louisiana biorefinery. We currently estimate our capital expenditures in connection with the expansion project will be at least $825 million. We may also use a portion of the net proceeds from this offering to finance potential strategic transactions, although we currently have no binding commitments or agreements to complete any such transaction.

As part of our strategic initiatives, we currently are evaluating, and expect to engage in, investments in or acquisitions of companies, products or technologies and the entry into strategic transactions or other arrangements. These acquisitions, investments, transactions, or arrangements are likely to range in size, some of which may be significant. Under these circumstances, the amount and timing of our expenditures will depend on several factors, including cash flows from our operations and the anticipated growth of our business. Accordingly, our management will have broad discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of the net proceeds.

Pending the application of the net proceeds from this offering as described above, we expect to invest the net proceeds in short-term, interest bearing instruments and other investment grade securities.

CAPITALIZATION

The table below sets forth our cash, cash equivalents and marketable securities and capitalization as of December 31, 2020:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance and sale by us of 5,000,000 shares of our common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses we expect to pay.

You should read this table together with “Use of Proceeds,” which appears elsewhere in this prospectus supplement, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2020
	Actual	As Adjusted
	(In thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$233,962	$551,712

Debt obligations:
4.00% convertible senior notes due 2036 (1)	$59,619	$59,619
REG Ralston term loan, variable interest rate of LIBOR plus 2.25%, due in October 2025	13,241	13,241
REG Capital term loan, fixed interest rate of 3.99%, due in January 2028	6,665	6,665
Other	14	14

Total debt	79,539	79,539

Stockholders’ equity:
Common stock, $.0001 par value; 300,000,000 shares authorized, 39,334,839 shares outstanding actual; 44,334,839 shares outstanding, as adjusted	5	5
Preferred stock, $.0001 par value; 10,000,000 shares authorized, no shares outstanding actual or as adjusted	—	—
Additional paid-in capital	392,247	709,997
Retained earnings	891,211	891,211
Accumulated other comprehensive income	1,160	1,160
Treasury stock, 10,591,074 shares outstanding	(110,668)	(110,668)

Total stockholders’ equity	1,173,955	1,491,705

Total capitalization	$1,253,494	$1,571,244

(1)

The amounts shown in the table above for the 4.00% convertible senior notes due 2036, or the 2036 Notes, represent their outstanding principal amount. In accordance with ASC 470-20, the liability portion of the 2036 Notes is reflected on our balance sheets net of the unamortized debt discount associated with the 2036 Notes. As of December 31, 2020, the carrying value of the liability portion of the 2036 Notes was $47.1 million.

The number of shares of common stock in the above table excludes the following, in each case as of December 31, 2020:

•	747,883 shares of common stock issuable upon vesting of restricted stock units;

•	294,169 shares of common stock issuable upon vesting of performance restricted stock units;

•	681,462 shares of common stock issuable upon vesting of stock appreciation rights;

•	2,266,492 shares of common stock reserved for issuance pursuant to future equity awards under our Amended and Restated 2009 Stock Incentive Plan; and

•	5,533,084 shares of common stock issuable upon conversion of the 2036 Notes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, for use in our operations and the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. If we elect to pay cash dividends in the future, payment will depend on our financial condition, results of operations and capital requirements, as well as other factors deemed relevant by our board of directors. In addition, our ability to pay dividends in the future may be subject to contractual restrictions on, or prohibitions against, the payment of dividends.

BUSINESS

General

We focus on providing cleaner, lower carbon transportation fuels. We are North America’s largest producer of advanced biofuels. We utilize a nationwide production, distribution and logistics system as part of an integrated value chain model designed to convert natural fats, oils and greases into advanced biofuels. During 2020, we sold 651 million total gallons of fuel (including biofuel and petroleum fuel purchased from third parties for resale) and generated revenues of $2 billion. We believe our fully integrated approach, which includes acquiring feedstock, operating biorefineries, distributing fuel through a network of terminals, and managing biorefinery facility construction and upgrades, positions us to serve the growing market for cleaner transportation fuels.

In addition to our acquisition of Keck Energy in September 2018, we opened our first REG branded fueling station in July 2019 adjacent to our biorefinery in Seneca, Illinois to serve a variety of customers from trucking fleets to local diesel vehicle owners. In June 2020, we entered into an agreement with a third party pursuant to which it agreed to exclusively sell REG branded fuels at certain of its cardlock locations. These are the initial parts of our downstream strategy, which is focused on three important objectives: margin expansion across the value chain, including by directing production to the most profitable geographies; realization of higher biodiesel values through blends of biodiesel into petroleum and renewable diesel; and increased demand for our biodiesel via sales of B100 to end consumers.

In October 2020, we announced that, following an internal review and site selection process, we plan to expand the effective capacity of our Geismar, Louisiana biorefinery by 250 million gallons annually to approximately 340 million gallons per year. We currently expect construction to begin in mid to late 2021 with a target mechanical completion date in late 2023. We currently estimate our capital expenditures in connection with the expansion project will be at least $825 million. We currently expect to fund these capital expenditures with a combination of cash on hand, marketable securities, borrowings under our credit facilities, offerings of equity and debt, or from other sources. There can be no guarantee that we will be able to obtain the necessary capital in a timely manner or on terms acceptable to us or increase the capacity of our biorefinery at Geismar, Louisiana on time, at our estimated budget, or at all. The expansion is subject to a number of conditions and risks.

We believe that the execution of these strategies will enable us to expand our margins, diversify sources of profitability, manage our business through varying market conditions, and increase shareholder value.

Plant Network

We own and operate a network of 12 biorefineries. Ten biorefineries are located in the United States and two in Germany. Eleven biorefineries produce biodiesel and one produces renewable diesel. Our twelve biomass-based diesel production facilities have an aggregate nameplate production capacity of 505 million gallons per year. In August 2019, we closed our New Boston, Texas biorefinery, which had a nameplate capacity of 15 mmgy.

We own and operate the following facilities in North America and internationally:

Property	Nameplate1 Production Capacity (mmgy)	Effective Capacity2 (mmgy)	REG Operations Commenced	Feedstock Capability
Ralston, Iowa	30	49	2002	Refined Oils and Fats
Albert Lea, Minnesota	30	46	2005	Crude, High FFA and Refined Oils and Fats
Newton, Iowa	30	38	2007	Crude, High FFA and Refined Oils and Fats
Seabrook, Texas	35	53	2008	Refined Oils and Fats
Danville, Illinois	45	50	2009	Crude, High FFA and Refined Oils and Fats
Seneca, Illinois	60	76	2010	Crude, High FFA and Refined Oils and Fats
Mason City, Iowa	30	39	2013	Crude, High FFA and Refined Oils and Fats
Geismar, Louisiana3	75	101	2014	Crude, High FFA and Refined Oils and Fats
Grays Harbor, Washington	100	107	2015	Refined Oils and Fats
Madison, Wisconsin	20	28	2016	Crude, High FFA and Refined Oils and Fats
Emden, Germany	27	31	2016	Crude, High FFA and Refined Oils and Fats
Oeding, Germany	23	25	2016	Crude, High FFA and Refined Oils and Fats

Total	505	643

1	The nameplate capacity listed above is based on original plant design.
2	Effective capacity represents the maximum average throughput that satisfies certain defined technical constraints.
3	This facility produces renewable diesel, naphtha, and liquid petroleum gas.

We maintain a testing laboratory at our corporate headquarters in Ames, Iowa, for testing various feedstocks for conversion into biomass-based diesel and various new manufacturing processes to produce biomass-based diesel. We also have a regional office in Tulsa, Oklahoma, focused on maintaining and developing advanced biofuel technologies.

We produce renewable diesel at our Geismar, Louisiana facility. Renewable diesel generally carries a premium price compared to biodiesel as a result of a variety of factors including the ability to blend it with petroleum diesel seamlessly, better cold weather performance, and because it generates more RINs on a per gallon basis. We announced in October 2020 our intended expansion of the effective capacity of our Geismar, Louisiana facility to 340 million gallons annually. We intend to continue to evaluate opportunities to further our ability to leverage our renewable diesel technology and expand renewable diesel production to meet the growing demand for cleaner transportation fuels.

Our products include biodiesel and renewable diesel produced at our facilities or from third parties, including RINs and LCFS credits, transportation, storage and insurance costs to the extent paid for by our customers; petroleum-based heating oil and ultra-low sulfur diesel, or ULSD, acquired from third parties, along with these petroleum-based products further blended with biomass-based diesel; glycerin, and other co-products of the biomass-based diesel production process. Renewable diesel carries a premium price compared to biodiesel as a result of a variety of factors including the ability to blend it with petroleum diesel, better cold weather performance, and it generates more RINs on a per gallon basis. In addition, our products include operations management services that we provide for biomass-based diesel production facilities, typically based on production rates and profitability of the managed facility; and services performed by us in our role as general contractor and construction manager for upgrades and repairs to our biomass-based diesel production facilities.

Our Feedstocks and Other Inputs

We are a lower carbon biomass-based diesel producer. We primarily produce our biomass-based diesel from a wide variety of low carbon feedstocks, including distillers corn oil, used cooking oil and inedible animal fat.

We also produce biomass-based diesel from virgin vegetable oils, such as soybean oil or canola oil, which tend to be higher in price. We believe our ability to process a wide variety of feedstocks in most of our facilities provides us with a cost advantage over many biomass-based diesel producers, particularly those relying primarily on higher cost virgin vegetable oils.

We can adjust our processing in most of our facilities to accommodate different feedstocks and feedstock mixes. Our ability to use a wide range of feedstocks gives us a feedstock cost advantage over many other producers because we have the flexibility to respond to changes in feedstock pricing. In 2020, approximately 65% of our total feedstock usage was distillers corn oil, used cooking oil or rendered animal fat feedstock. The remaining approximately 35% consisted of refined vegetable oils, such as soybean oil or canola oil.

We procure our feedstocks from numerous vendors in quantities ranging from truckload to railcar to marine vessel. There is no established futures market for the low carbon feedstocks that we utilize. Distillers corn oil is typically purchased on fixed priced contracts in forward positions of one to three months and occasionally longer. We generally purchase used cooking oil and rendered animal fats on one to four week forward positions using fixed pricing or an indexed price compared to a published index such as USDA reports or recognized industry price reports such as The Jacobsen or Informa. Soybean and canola oils can be purchased on a spot or forward contract basis from several suppliers and pricing for these vegetable oils is compared to the broadly traded Soybean Oil Futures market on the Chicago Mercantile Exchange.

From time to time, we work with developers of next generation feedstocks, such as algae and camelina, to assist them in bringing these new feedstocks to market. We have converted several of these feedstocks, as well as other second generation feedstocks, into high quality biomass-based diesel in our laboratory and production facilities. We believe we are well positioned to incorporate many new feedstocks into our production process as they become commercially available.

We procure methanol and chemical catalysts used in our production process such as sodium methylate and hydrochloric acid, under fixed-price contracts and formula-indexed contracts based upon competitive bidding. These procurement contracts typically last from three months to five year. The price of methanol is indexed to the monthly reported published price. We also enter into a long-term supply agreement with a supplier to procure hydrogen necessary for our renewable diesel production.

Risk Management

The prices for feedstocks and biomass-based diesel, including the value associated with government incentives, can be volatile and are not always closely correlated. Low carbon feedstocks are particularly difficult to risk manage given that such feedstocks are not traded in any public futures market. To manage feedstock and biomass-based diesel price risks, we utilize forward contracting, hedging and other risk management strategies, including the use of futures, swaps, options and over-the-counter products.

In establishing our risk management strategies, we draw from our own in-house risk management expertise and consult with industry experts. We utilize research conducted by outside firms to provide additional market information and risk management strategies. We believe combining these sources of knowledge, experience and expertise expands our view of the fluctuating commodity markets for raw materials and energy to improve our risk management strategies.

Distribution

We have established a national distribution system to supply biomass-based diesel throughout the United States. Each of our biomass-based diesel facilities is equipped with an on-site rail loading system, a truck loading system, or both. Our Seneca biorefinery near the Illinois River has direct barge access for supplying customers using the inland waterways system. Our Houston biorefinery has barge and deep-water ship loading capability. Our Grays Harbor biorefinery has deep-water capability for PANAMAX class vessels. We also manage some customers’ biomass-based diesel storage tanks and replenishment process. Our distribution performance for 2020 in North America is depicted below.

In addition, we have established an international distribution system to supply biomass-based diesel throughout Europe. Our products that are produced in Europe and in the United States are distributed to European customers using sea vessels, barges and trucks. Our Emden biorefinery has deep-water capabilities and can load vessels, barges and trucks. Our Oeding biorefinery can only load and unload trucks. We also have storage facilities in the Amsterdam-Rotterdam-Antwerp region, which allows us to distribute our products efficiently.

As of December 31, 2020, we leased over 1,035 railcars for transportation and leased biomass-based diesel storage tanks in 42 terminals in North America and 2 terminals internationally. In general, the terminals in North America where we lease our biomass-based diesel storage tanks are largely chemical product and petroleum fuel terminals so that fuel distributors and other biomass-based diesel customers can create a biomass-based diesel blend at the terminal before further distribution. Terminal contracts typically have one-to three-year terms and are generally renewable subject to certain terms and conditions. During 2020, REG sold products in 41 states in the United States, seven Canadian Provinces, and fourteen other countries around the world.

We sell heating oil and ultra-low sulfur diesel (“ULSD”) at terminals throughout the northeastern United States. We sell additional biofuel blends at terminal locations in the Midwest, West Coast and Texas. We continue to look for terminal expansion and optimization opportunities across North America.

Government Programs Favoring Biomass-Based Diesel Production and Use

The biomass-based diesel industry benefits from numerous federal and state government programs.

Renewable Fuel Standard

Biomass-based diesel has historically been more expensive to produce than petroleum-based diesel. The biomass-based diesel industry’s growth has largely been the result of federal and state programs that require or incentivize production and use of biomass-based diesel, which allows biomass-based diesel to be priced competitively with petroleum-based diesel.

The RFS2 biomass-based diesel requirement became effective in 2010, requiring for the first time that a certain percentage of the diesel fuel consumed in the United States be made from renewable sources. The biomass-based diesel requirement can be satisfied by two primary fuels, biodiesel and renewable diesel. RVOs are determined by the EPA. The final RVO targets for the biomass-based diesel and advanced biofuels volumes for the years 2016 to 2021 as set by the EPA are as follows:

	2016	2017	2018	2019	2020	2021
Biomass-based diesel	1.90 billion gallons	2.00 billion gallons	2.10 billion gallons	2.10 billion gallons	2.43 billion gallons	2.43 billion gallons
Total advanced biofuels	3.61 billion RINs*	4.28 billion RINs*	4.29 billion RINs*	4.92 billion RINs*	5.04 billion RINs*	N/A

*	Ethanol equivalent gallons

The biomass-based diesel requirement is one of four separate renewable fuel requirements under RFS2. The RFS2 requirements are based on two primary categories and two subcategories. The two primary categories are conventional renewable fuel, which is primarily satisfied by corn ethanol, and advanced biofuel, which is defined as a biofuel that reduces lifecycle greenhouse gas emissions by at least 50% compared to the petroleum-based fuel the biofuel is replacing. The advanced biofuel category has two subcategories, cellulosic biofuel, to be satisfied by newly developed cellulosic biofuels, such as ethanol made from woody biomass, and biomass-based diesel, which is satisfied by biodiesel and renewable diesel. RFS2’s total advanced biofuel requirement is larger than the combined cellulosic fuel and biomass-based diesel requirements, thus requiring the use of additional volumes of advanced biofuels.

The RFS2 requirement for advanced biofuels can be satisfied by any advanced biofuel, including biodiesel, renewable diesel, biogas used in transportation, biobutanol, cellulosic ethanol or sugarcane-based ethanol, so long as it meets the 50% greenhouse gas reduction requirement.

The advanced biofuel RVO is expressed in terms of ethanol equivalent volumes, or EEV, which is based on the fuel’s renewable energy content compared to ethanol. Biodiesel has an EEV of 1.5 and renewable diesel typically has an EEV of 1.7, compared to 1.0 for sugarcane-based ethanol. Accordingly, it requires less biomass-based diesel than sugarcane-based ethanol to meet the required volumes as each gallon of biomass-based diesel counts as more gallons for purposes of fulfilling the advanced biofuel RVO, providing an incentive for refiners and importers to purchase biomass-based diesel to meet their advanced biofuel RVO.

The RFS2 volume requirements apply to petroleum refiners and petroleum fuel importers in the 48 contiguous states and Hawaii, who are defined as “Obligated Parties” in the RFS2 regulations. Obligated Parties are required to incorporate into their petroleum-based fuel a certain percentage of renewable fuel or purchase credits in the form of renewable identification numbers from those who do. An Obligated Party’s RVO is based on the volume of petroleum-based fuel they produce or import. The largest U.S. petroleum refining companies, such as British Petroleum, Chevron, Citgo, ExxonMobil, Marathon, PBE, Phillips 66, and Valero, represent the majority of the total RVO, with the remainder made up of smaller refiners and importers.

Renewable Identification Numbers

The EPA created the RIN system to track renewable fuel production and compliance with the renewable fuel standard. EPA registered producers of renewable fuel may generate RINs for each gallon of renewable fuel they produce. In the case of biomass-based diesel, generally 1.5 to 1.7 biomass-based diesel RINs may be generated for each gallon of biomass-based diesel produced, based upon the fuel’s renewable energy content. Renewable fuel, including biomass-based diesel, can then be sold with associated RINs attached. RINs may also be separated from the gallons of renewable fuel they represent and once separated they may be sold as a separate commodity. RINs are ultimately used by Obligated Parties to demonstrate compliance with RFS2. Obligated Parties must obtain and retire the required number of RINs to satisfy their RVO during a particular compliance period. An Obligated Party can obtain RINs by buying renewable fuels with RINs attached, buying RINs that have been separated, or producing renewable fuels themselves. All RIN activity under RFS2 must be entered into the EPA’s moderated transaction system, which tracks RIN generation, transfer and retirement. RINs are retired when used for compliance with the RFS2 requirements.

The value of RINs can significantly impact to the price of biomass-based diesel. In 2020, RIN prices as a percentage contribution to the daily average 100% pure biodiesel (B100) spot price, as reported by the Oil Pricing Information System, or OPIS, fluctuated significantly throughout the year and ranged from a low of $0.37 per gallon, or 17% of the average B100 spot price per gallon, in January to a high of $1.03 per gallon, or 45% of the average spot price, in December.

Biodiesel Tax Credit

The federal biodiesel mixture excise tax credit, or BTC, provides a $1.00 refundable tax credit per gallon to the first blender of biomass-based diesel with petroleum-based diesel fuel. The BTC can then be credited against federal excise tax liability or the blender can obtain a cash refund from the U.S. Treasury for the value of the credit. The BTC was first implemented on January 1, 2005 and has been allowed to lapse multiple times before being retroactively reinstated, as described in the following table:

The BTC is an incentive shared across the advanced biofuel production and distribution chain through routine, daily trading and negotiation. In December 2019, the BTC was retroactively reinstated for 2018 and 2019, and made effective from January 2020 through December 2022.

California Low Carbon Fuel Standard Credits

In 2006, California passed the Global Warming Solutions Act or AB 32. The legislation established the California Low Carbon Fuel Standard, or LCFS, regulation, which is a rule designed to reduce greenhouse gas emissions associated with transportation fuels used in California. The regulation quantifies lifecycle greenhouse gas emissions by assigning a CI score to each transportation fuel based on that fuel’s lifecycle assessment. Each petroleum fuel provider (generally the fuel’s producer or importer, or “regulated party”) is required to ensure that the overall CI score for its fuel pool meets the annual carbon intensity target for a given year. A regulated party’s fuel pool can include gasoline, diesel, and their blendstocks and substitutes.

We obtain carbon credits when we sell qualified biomass-based diesel into California. During 2020, California LCFS carbon credits ranged from $167.50 per metric ton to $218.00 per metric ton, as reported by OPIS.

Oregon Clean Fuel Program

The Oregon Clean Fuel Program was launched in 2016 and requires a 10% reduction of the average carbon intensity of Oregon’s transportation fuels from 2015 levels by 2025. The baseline year for the program is 2015 and represents 10% ethanol blended with gasoline and 5% biodiesel blended with diesel. The Oregon Renewable Fuels Standard requires all gasoline sold in the state to be blended with 10% ethanol (E10). In addition, all diesel fuel sold in the state must be blended with at least 5% bio-based diesel. In March of 2020, the Oregon Governor issued an executive order to expand the Clean Fuel Program to achieve at least a 20% reduction from 2015 levels by 2030 and a 25% reduction by 2035. The executive order is currently in a rule making process, with a targeted effective date of January 1, 2023. We obtain carbon credits when we sell qualified biomass-based diesel in Oregon. During 2020, Oregon OCF carbon credits ranged from $105.00 per metric ton to $155.00 per metric ton, as reported by OPIS.

Other Government Programs

According to the U.S. Department of Energy, more than 40 states have implemented various programs that encourage the use of biomass-based diesel through blending requirements as well as various tax incentives. The chart below summarizes some of the most significant programs.

Government	Program description
Canada

The federal government has a 2% nationwide requirement. In addition a number of provinces in Canada have biofuel programs (British Columbia has an LCFS, Alberta, Saskatchewan, Manitoba and Ontario have usage requirements that exceed the federal standard). The federal government is currently engaged in the rulemaking process on a nationwide Clean Fuel Standard, which may incorporate a number of carbon reducing policies.

New York	In 2019 New York passed the Community Leadership and Climate Protection Act (similar to California’s AB 32) which establishes firm carbon reduction goals of 40% reductions by 2030 and 85% reductions in 2050. The state is currently undertaking a rulemaking which will establish an LCFS program for mobile source emissions and fixed source emissions.

In 2016, the City of New York adopted legislation requiring 5% biomass-based diesel blends for heating oil starting on October 1, 2017 and the blend level then moves to 10% in 2025, 15% in 2030 and 20% in 2034. Regional oil heat dealers have pledged to support 50% biomass-based diesel blends by 2030 to meet home heating requirements.

Illinois

Illinois offers a tax exemption from the generally applicable 6.25% sales tax on fuel for biomass-based diesel blends that incentivizes blending at 11% biomass-based diesel, or B11, through December 31, 2023. Illinois’ program has made that state one of the largest biomass-based diesel markets in the country.

Iowa

Iowa has a retailer’s incentive for blended fuel which has been modified over time. For 2018 through 2024, retailers earn $0.035 per gallon of 5%-10% biodiesel blends and $0.055 per gallons for 11% and above biodiesel blends. Iowa also has a biomass-based diesel production incentive that provides $0.02 per gallon of production capped after the first 25 million gallons per production plant. Iowa also reduces the excise tax on fuel, by $0.024 per gallon for biodiesel blends of 11% and above.

Minnesota	Minnesota law requires a 5% biodiesel blend except during the summer months (April—September) when a 20% blend is required.
North Dakota	North Dakota offers a $0.05 per gallon sales tax incentive for retailers who sell 5% and above biodiesel blends.
Pennsylvania	Pennsylvania has adopted legislation requiring biomass-based diesel blends beginning at 2% biodiesel blends with incremental increases, provided certain feedstock or production minimums are met.
Texas	The biomass-based diesel portion of biomass-based diesel blends are exempt from Texas state excise tax, which results in a $0.20 per gallon incentive for 100% pure biodiesel.
Washington

The City of Seattle has a heating oil tax exemption for the portion of the heating oil that is biodiesel. Washington legislature is also in the process of developing legislation on a low carbon fuel program.

U.S. Municipalities	Many cities across the United States have set targets to reduce greenhouse gas emissions. New York, Chicago, Atlanta and 34 other cities have set emissions reduction goals of 80 percent or higher by 2050.

We believe that other government requirements for the use of biofuels increase demand for our biomass-based diesel within such regions and they may help increase the overall demand in addition to the RFS2 requirements. We observe that existing demand for our biofuel from Obligated Parties in connection with federal requirements may shift to regions that have use requirements or tax incentive programs.

RED Program

In the European Union, or EU, the Renewable Energy Directive established a 10% target by 2020 for the use of renewable energy in the transport sector in EU member states. Given the existing limited market presence of alternative fuels or electromobility, the majority of the target has been realized through biofuels. In 2018, a revised Renewable Energy Directive, RED II, was established. RED II set a target of 14% renewables in transport and a 32% reduction of greenhouse gases, to be progressively achieved from 2021 until 2030. Biofuels produced from certain types of waste feedstocks, such as used cooking oil, benefit from extra incentives and so-called advanced feedstocks even get a specific sub-mandate. Additionally, RED II opens up new outlets such as marine fuels or renewable aviation fuels. In 2021, each of the EU Member States is in the process of ratifying RED II into national legislation. Since the adoption of RED II, the EU has introduced the “European Green Deal”, a package of new measures that are intended to align the EU’s environmental goals with the Paris Accord objectives and, according, the European Commission is exploring whether to update RED II.

Trends in Market Demand and Competitive Conditions

We face competition from producers and suppliers of petroleum-based diesel fuel, other biomass-based diesel producers, marketers, traders and distributors. The size of the biomass-based diesel industry is small compared to the size of the petroleum-based diesel fuel industry and large petroleum companies have greater resources than we do. Our principal competitive differentiators are biomass-based diesel and RIN quality, supply reliability and price. In the United States, and Canadian biomass-based diesel markets, we compete with independent biomass-based diesel producers as well as large, multi-product companies that have greater resources than we do. Ag Processing Inc., Archer Daniels Midland Company, Cargill Incorporated, and Louis Dreyfus Commodities Group are major international agribusiness corporations and biodiesel producers with the financial, feedstock sourcing and marketing resources to be formidable competitors in the biodiesel industry. These agribusiness competitors tend to make biodiesel from virgin vegetable oils such as soybean or canola oil, which they produce as part of their integrated agribusinesses.

We also compete with several large and well capitalized producers of renewable diesel. Neste Corporation has approximately 882 million gallons of renewable diesel production capacity in Asia and Europe, a significant portion of which is imported into the United States. Neste has announced that it is in the process of expanding its renewable diesel production capacity in Singapore. Diamond Green Diesel, LLC, a joint venture between Valero Energy Corporation and Darling Ingredients Inc., operates a 275 mmgy capacity renewable diesel facility and it is in the process of expanding capacity to 675 mmgy by 2021. In January 2021, Valero Energy Corporation has announced that it will build a 470-million-gal/year renewable diesel plant in Texas with joint venture partner Darling Ingredients. We also face the prospect that petroleum refiners will be increasingly competitive with us, either by converting oil refineries to produce renewable diesel or by co-processing renewable feedstock with crude oil. Several petroleum refiners in the United States have effected conversions of their facilities from crude oil to renewables in the past year including Sinclair, Phillips 66, Holly Frontier, Marathon, and Exxon. Some of the largest refiners have started co-processing renewable feedstocks or have announced plans to do so. If refinery conversions accelerate or if co-processing expands significantly, the competition we face could increase significantly.

We also face competition in the biomass-based diesel RIN compliance market from producers of renewable diesel and in the advanced biofuel RIN compliance market from producers of other advanced biofuels, such as Brazilian sugarcane ethanol producers and producers of biogas used in transportation. Competition from imported biodiesel changed significantly in 2018, when the International Trade Commission and U.S. Department of Commerce imposed countervailing duties against unfairly subsidized biodiesel exports to the

United States from Argentina and Indonesia. According to the U.S. Energy Information Administration data, renewable diesel imports from Singapore to the United States have maintained a steady rate. Imports from Singapore totaled 173 million gallons in 2018, 252 million gallons in 2019 and 280 million gallons in 2020.

In our marketing and distribution operations, besides the integrated producers, we are also faced with competition from biomass-based diesel traders such as BP, Lincoln Energy, NGL, Shell, Vitol and others. The integrated producers and traders at times may have advantages because of logistics, feedstock accessibility and price, geographical location to customers, blending infrastructure, financial resources, and risk appetite. These same trading companies may have greater financial resources than we do and are able to take significant biomass-based diesel positions in the marketplace. These competitors are often customers and/or suppliers of ours as well.

Seasonality

Our operating results and working capital needs are influenced by seasonal fluctuations in the price of and demand for biodiesel. Seasonal fluctuations may be based on both the weather and the status of both the BTC and RVO.

Demand may be higher in the quarters leading up to the expiration of the BTC as customers seek to purchase biomass-based diesel when they can benefit from the agreed upon value sharing of the BTC with producers. This higher demand prompted by an expiring BTC has often resulted in reduced demand for biodiesel in the following quarter. In addition, RIN prices may also be subject to seasonal fluctuations. The RIN is dated for the calendar year in which it is generated. Since 20% of an Obligated Party’s annual RVO can be satisfied by prior year RINs, most RINs must come from biofuel produced or imported during the RVO year. As a result, RIN prices can be expected to increase as the calendar year progresses if the RIN market is undersupplied compared to that year’s RVO and decrease if it is oversupplied.

Seasonal fluctuation in our business also occurs in the colder months when historically there has been reduced demand for biodiesel in northern and eastern U.S. markets, which are some of the primary markets in which we operate. Biodiesel typically has a higher cloud point than petroleum-based diesel or renewable diesel. The cloud point is the temperature below which a fuel exhibits a noticeable cloudiness and eventually gels, leading to fuel handling and performance problems for customers and suppliers. Reduced demand in the winter for our higher cloud point biodiesel may result in excess supply of such higher cloud point biodiesel and lower prices for such higher cloud point biodiesel. To mitigate some of these seasonal fluctuations in demand, we have upgraded our Newton and Danville biorefineries to produce distilled biodiesel which improves cold-weather performance.

Government Regulations

Our manufacturing facilities, like other fuel and chemical production facilities, are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground; the generation, storage, handling, use, transportation and disposal of hazardous materials; ecological and natural resources; and the health and safety of our employees, contractors and the public. These laws and regulations require us to obtain and comply with numerous environmental permits to construct and operate each facility. They can require expensive pollution control equipment or operational changes to limit actual or potential impacts to human health and the environment. A violation of these laws, regulations or permit conditions could result in substantial fines, natural resource damages, criminal sanctions, permit revocations and or facility shutdowns. We do not currently have any environmental proceedings either pending or threatened against our facilities that would materially affect our business or financial condition. Furthermore, we do not anticipate a material adverse effect on our business or financial condition as a result of our efforts to comply with these requirements as presently in effect.

Human Capital

As of December 31, 2020, we had 793 employees located in the United States and 102 employees located internationally. None of our U.S. employees are represented by a labor organization or under any collective bargaining agreements.

We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and an employment package intended to promote well-being across all aspects of their lives, including health care, retirement planning and paid time off. In addition, we regularly conduct an employee survey to gauge employee engagement and identify areas of focus. Since the onset of the COVID-19 pandemic, we have taken an integrated approach to helping our employees manage their work and personal responsibilities, with a strong focus on employee well-being, health and safety.

We believe that an equitable and inclusive environment with diverse teams is crucial to our efforts to attract and retain key talent and produces more creative solutions and innovative products and services. In 2020, we launched certain programs aimed at building an equitable and inclusive culture through a variety of diversity and inclusion initiatives.

Intellectual Property

We own a significant number of U.S. and international patents and expect to file additional patent applications as we continue to pursue technological innovations. We have also developed trade secrets to protect our production know-how, particularly in the field of processing low-cost feedstocks.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our common stock. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person within the meaning of Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code.

This discussion is based on current provisions of Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement and the accompanying prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any estate, generation-skipping or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders subject to the alternative minimum tax or the Medicare contribution tax on net investment income, holders that are subject to the special tax accounting rules of Section 451(b) of the Code, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on our common stock

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on sale, exchange or other disposition of our common stock.” Any such distribution will also be subject to the discussion below under the heading “FATCA withholding.”

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of dividends or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons. Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

To claim a reduction of or exemption from withholding, a non-U.S. holder generally will be required to provide (a) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such holder’s country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on sale, exchange or other disposition of our common stock

Subject to the discussion below regarding backup withholding and FATCA withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our common stock” also may apply;

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•

our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation.” Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we currently are not, and do not anticipate becoming, a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our common stock if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or successor form) or W-8ECI, or otherwise establishes an exemption; provided that we do not have actual knowledge or reason to know such non-U.S. holder is a United States person, as defined in the Code. Dividends paid to non-U.S. holders that are subject to the U.S. withholding tax, as described above in “Distributions on our common stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA withholding

The Code, U.S. Treasury Regulations and other applicable guidance, commonly referred to as “FATCA”, generally impose a U.S. federal withholding tax of 30% on dividends on stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a non-financial foreign entity (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity, or otherwise qualifies for an exemption from these rules. Proposed Treasury Regulations (upon which taxpayers and withholding agents are entitled to rely) eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our common stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated March 16, 2021, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC	2,250,000
BofA Securities, Inc.	1,250,000
Guggenheim Securities, LLC	1,000,000
Piper Sandler & Co.	250,000
Roth Capital Partners, LLC	250,000

Total	5,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of up to $2.01 per share. After the initial public offering, the underwriters may change the public offering price and concession.

The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$3.35	$3.35	$16,750,000	$19,262,500

We estimate that our out-of-pocket expenses for this offering excluding the underwriting discounts and commissions will be approximately $500,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $25,000.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus. The restrictions described in this paragraph do not apply to: (a) the shares to be sold in this offering, (b) the issuance by the Company of shares of common stock upon the exercise of an option or stock appreciation right, the vesting or settlement of restricted stock units or other equity awards granted under the Company’s stock incentive or other equity award plans or the conversion of a security outstanding on the date of the Underwriting Agreement, (c) any shares of common stock issued or options to purchase common stock or restricted stock units granted pursuant to existing employee benefit plans of the Company, (d) shares of common stock or other securities of the Company issued in connection with any acquisition of assets or equity of another entity (whether by merger, consolidation, acquisition of equity interests or otherwise), provided that (x) the aggregate number of shares issued (or underlying any other securities issued) pursuant to this clause (d) shall not exceed 5% of the total number of outstanding shares of common stock immediately following the issuance of the shares offered by this prospectus supplement and (y) the recipient(s) of any such shares or securities issued pursuant to this clause (d) during the restricted period either shall enter into an agreement substantially similar to those described in the succeeding paragraph or shall otherwise be contractually bound by restrictions similar to those described in the succeeding paragraph, or (e) facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus. The restrictions described in this paragraph do not apply to (a) transactions relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions; (b) transfers of shares of common stock or any security convertible into common stock as a bona fide gift; (c) distributions of shares of common stock or any security convertible into common stock to limited partners or stockholders of such officers and directors; (d) transfers of shares of Common Stock or any security convertible into common stock to any trust for the direct or indirect benefit of such officers and directors or the immediate family of such officers and directors (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); provided that in the case of any transfer or distribution pursuant to clause (b), (c) or (d), (i) each donee or distributee shall sign and deliver a lock-up agreement substantially in the form in the Underwriting Agreement and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period; (e) (i) the receipt from the Company of shares of common stock upon the exercise of options or stock appreciation rights or the vesting or settlement of restricted stock units or other equity awards granted under a stock incentive plan or other equity award plan that is described in this prospectus supplement and the documents incorporated herein by reference (provided that, for the avoidance of doubt, this subsection (i) contemplates only the receipt of shares by the undersigned and not a transfer) or (ii) the disposition of shares of common stock to the Company, or the withholding of shares of common stock by the Company, in connection with the exercise of options, including “net” or “cashless” exercises, or the vesting or settlement of restricted stock units or other rights to acquire shares of common stock, to cover tax withholding obligations of the undersigned as a result of the exercise of any such options or vesting or settlement of such restricted stock units or other rights to acquire shares of common stock, in each case of (i) and (ii) pursuant to equity awards granted under a stock incentive plan or other equity award plan that is described in this prospectus supplement and the documents incorporated herein by reference, and provided that (A) any shares of common stock received upon such exercise, vesting or settlement, in each case, that are not transferred or disposed of to cover any such tax obligations shall be subject to the lock-up agreement and (B) any filing under Section 16(a) of the Exchange Act or any other public filing or disclosure of such transfer that occurs during the restricted period shall clearly indicate in the footnotes thereto the nature and conditions of such transfer; or (e) facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such officers and directors or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the restricted period.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The shares are listed on The Nasdaq Global Select Market under the symbol “REGI”.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Economic Area and United Kingdom Retail Investors

The securities are not intended to be offered or sold to and should not be offered or sold to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA or in the United Kingdom has been prepared. Offering or selling the securities or otherwise making them available to any retailed investor in the EEA or the United Kingdom may be unlawful.

European Economic Area and United Kingdom

In relation to each Member State of the EEA and the United Kingdom (each, a “Relevant State”), no shares which are the subject of the offering contemplated by this prospectus (the “Shares”) have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to legal entities which are qualified investors as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall result in a requirement for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

The underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to United Kingdom Investors

This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity within the meaning of Section 21 of the FSMA in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together referred to as “relevant persons”). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the Financial Instruments and Exchange Law, and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuing prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP. Certain legal matters relating to this offering will be passed on for the underwriters by Latham & Watkins LLP.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Renewable Energy Group, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, which report (1) expressed an unqualified opinion on the financial statements and (2) expressed an adverse opinion on the effectiveness of internal control over financial reporting because of the material weakness, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus are part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly, and current reports, proxy statements and other information with the SEC. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus supplement or the accompanying prospectus, and any references to this web site or any other web site are inactive textual references only.

INFORMATION INCORPORATED BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement and the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021;

•	our Current Report on Form 8-K filed with the SEC on March 16, 2021; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on January 17, 2012, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of any securities under this prospectus supplement and the accompanying prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Renewable Energy Group, Inc., 416 South Bell Avenue, Ames, Iowa, 50010, telephone (515) 239-8000. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PROSPECTUS

RENEWABLE ENERGY GROUP, INC.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Purchase Contracts

Purchase Units

Warrants

We may, from time to time, offer and sell the securities identified above in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the manner in which these securities will be offered and may also add to, update or change information contained in this prospectus. You should read carefully this prospectus and the accompanying prospectus supplement before you invest.

We may offer these securities separately or together in any combination for sale directly to investors or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of any of these securities, we will set forth their names and describe their compensation in the applicable prospectus supplement.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “REGI.” On March 13, 2020, the last reported sale price of our common stock on The Nasdaq Global Select Market was $25.50 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” included in or incorporated by reference into any accompanying prospectus supplement and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2020

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer and sell separately or together in any combination the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add to, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Renewable Energy Group, Inc. and its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement relating to a particular offering will contain or incorporate by reference a discussion of risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” included in or incorporated by reference into the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing in or incorporated by reference into this prospectus, including the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

RENEWABLE ENERGY GROUP, INC.

We focus on providing clean, low carbon transportation fuels. We are North America’s largest producer of advanced biofuels. We utilize a nationwide production, distribution and logistics system as part of an integrated value chain model designed to convert natural fats, oils and greases into advanced biofuels. We participate in each aspect of biomass-based diesel production, from acquiring feedstock, managing construction and operating biomass-based diesel production facilities to marketing, selling and distributing biomass-based diesel and its co-products. We primarily produce our biomass-based diesel from a wide variety of lower cost feedstocks, including inedible animal fat, used cooking oil and inedible corn oil. We also produce a smaller portion of our biomass-based diesel from higher cost virgin vegetable oils.

Renewable Energy Group, Inc. was incorporated in Delaware in April 2009. Our principal executive offices are located at 416 South Bell Avenue, Ames, Iowa, 50010, and our telephone number is (515) 239-8000. Our website address is www.REGI.com. The information contained on, or that can be accessed through, our website is not part of, or incorporated by reference in, this prospectus or any prospectus supplement.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, repurchases of stock, and future acquisitions and strategic investment opportunities. Unless we state otherwise in the applicable prospectus supplement, pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, together with any pricing supplement or term sheet, will be a description of the material terms of the debt securities.

We may issue, from time to time, debt securities, in one or more series. These debt securities that we may issue include senior debt securities, senior subordinated debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The debt securities we offer will be issued under an indenture between us and the trustee named in the indenture. The following is a summary of the material provisions of the form of indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

As used in this section only, “we,” “us” and “our” refer to Renewable Energy Group, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities for any series of debt securities up to the principal amount that we may authorize and they may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

•	the title and authorized denominations of those debt securities;

•	any limit on the aggregate principal amount of that series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

•

interest rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and the maturity; the right, if any, to extend the interest payment periods and the duration of the extensions;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•

the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

•

the period or periods within which, the price or prices at which and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

•

our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	the denominations in which those debt securities will be issuable;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	whether any securities of that series are to be issued in whole or in part in the form of one or more global securities and the depositary for those global securities;

•

if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	the nature and terms of any security for any secured debt securities;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate with or merge with or into, or transfer or lease all or substantially all of our assets to, any person, unless we are the surviving corporation or the successor person is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the successor person has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	failure to pay interest for 30 days after the date payment is due and payable;

•

failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•	failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity for the reasonable expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor entity of our obligations;

•	add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

•	add any additional events of default;

•

add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	add guarantees with respect to or secure any debt securities;

•	establish the forms or terms of debt securities of any series;

•

evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•

modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act; and

•

make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

•	change the currency in which the principal, and any premium or interest, is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•

reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•	a default in the payment of, any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

General

This section describes the general terms and provisions of capital stock. This description is only a summary. Our restated certificate of incorporation and our amended and restated bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our restated certificate of incorporation and our amended and restated bylaws for additional information before you buy any of our common stock, preferred stock or other securities. See “Where You Can Find More Information.”

Our authorized capital stock consists of 310,000,000 shares, all with a par value of $.0001 per share, which includes:

•	300,000,000 shares of common stock, par value $.0001 per share; and

•	10,000,000 shares of preferred stock, par value $.0001 per share.

As of March 12, 2020, there were 39,013,734 shares of common stock outstanding held by 1,636 stockholders of record.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Common stockholders are not entitled to cumulative voting in the election of directors by our restated certificate of incorporation. This means that the holders of a majority of the shares voted will be able to elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Upon our liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any other series of capital stock ranking senior to the common stock upon liquidation. Holders of common stock have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued under this prospectus, when they are paid for, will be fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time any of the authorized shares of preferred stock in one or more series without stockholder approval. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

Certain provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging such proposals, including proposals that are priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could result in an improvement of their terms.

Charter and Bylaws

Our restated certificate of incorporation and amended and restated bylaws include provisions that:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of the board or the chief executive officer;

•	provide that our board of directors will be classified, with directors serving staggered three-year terms;

•	provide that directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•

provide that unless we consent in writing to an alternative forum, our amended and restated bylaws provide that a state or federal court located within the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or any of our stockholders, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or any action asserting a claim governed by the internal affairs doctrine;

•	provide for a 66 2/3% vote of stockholders to amend the foregoing provisions of our certificate of incorporation or to amend our bylaws in the absence of approval by our board of directors; and

•

establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors.

Majority Vote Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, each nominee is elected by the vote of a majority of the votes cast with respect to that director’s election. As provided in our amended and restated bylaws, an “uncontested election” is one in which the number of nominees equals the number of directors to be elected in such election.

In accordance with our amended and restated bylaws, our board of directors may nominate or elect as a director only persons who agree to tender, promptly following his or her election or re-election to the board, an irrevocable resignation that will be effective upon (i) the failure of the candidate to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) the acceptance by the board of such resignation.

If an incumbent director fails to receive the required vote for re-election in an uncontested election, the Nominating and Governance Committee of our board of directors determines whether the director’s resignation should be accepted and makes a recommendation to the board, which makes the final determination whether to accept the resignation. The board must publicly disclose its decision within 90 days from the date of certification of the election results. If a director’s resignation is accepted by the board, then the board may fill the resulting vacancy or may decrease the size of the board.

In a contested election, where the number of nominees exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast shall be elected.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder.” Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws to become effective upon completion of this offering could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Shareowner Services.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the relevant deposit agreement and the depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. You should read these documents as they, and not this description, will define your rights as a holder of depositary shares. Forms of these documents will be filed with the SEC in connection with the offering of depositary shares.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange, Redemption and Liquidation

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates, which we refer to in this prospectus as purchase contracts. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units, often known as purchase units, consisting of one or more purchase contracts and beneficial interests in:

•	debt securities;

•	debt obligations of third parties, including U.S. treasury securities; or

•

any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the purchase contracts.

The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including pledging their interest in another purchase contract.

The applicable prospectus supplement will describe the terms of the purchase contracts and purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants may be issued under a separate warrant agreement to be entered into by us with a warrant agent. The applicable warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the applicable warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

FORMS OF SECURITIES

Each debt security, depositary share, purchase contract, purchase unit and warrant will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, depositary shares, purchase contracts, purchase units or warrants represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, depositary shares, purchase contracts, purchase units and warrants in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any underwriters, dealers or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, deposit agreement, purchase contract, purchase unit agreement or warrant agreement. Except as described below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the securities represented by the registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the securities in definitive form; and

•	will not be considered the owners or holders of the securities under the applicable indenture, depositary share agreement, purchase contract, purchase unit agreement or warrant agreement.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, deposit agreement, purchase contract, purchase unit agreement or warrant agreement.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, deposit agreement, purchase contract, purchase unit agreement or warrant agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal, premium, if any, and interest, if any, on debt securities, and any payments to holders with respect to depositary shares, purchase contracts, purchase units or warrants, represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the depositaries for depositary shares, the unit agents, the warrant agents, or any other agent of ours, agent of the trustees, agent of such depositaries, agent of the unit agents or agent of the warrant agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in a registered global security held through the participants, as is now the case with the securities held for the accounts of customers registered in “street name.” We also expect that any of these payments will be the responsibility of those participants.

If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, or Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through an at the market offering, a rights offering, forward contracts or similar arrangements. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions that underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts, commissions or concessions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

Our common stock is currently listed on The Nasdaq Global Select Market, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Renewable Energy Group, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is http://www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•

the information contained in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 26, 2019 and incorporated into Part  III of our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Current Report on Form 8-K filed on January 21, 2020; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on January 17, 2012, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the filing date of the registration statement of which this prospectus is a part, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Renewable Energy Group, Inc., 416 South Bell Avenue, Ames, Iowa, 50010, telephone (515) 239-8000. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.